UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Veeco Instruments Inc.
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VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY  11803

NOTICE OF ANNUAL MEETING

Dear Veeco Stockholder:

On May 19, 2011, Veeco will hold its 2011 Annual Meeting of Stockholders at One Jericho Plaza, Jericho, NY 11753.  The meeting will begin at 9:30 a.m.  At the meeting, we will consider:

1.               Election of three directors to hold office until the 2014 Annual Meeting to Stockholders;

2.               To hold an advisory vote on executive compensation;

3.               To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

4.               To vote on the approval of the Veeco Management Bonus Plan;

5.               To ratify the appointment of our independent registered public accounting firm for 2011; and

6.               To transact such other business as may properly be presented at the meeting or any adjournment or postponement thereof.

Only stockholders who own stock at the close of business on March 25, 2011 can vote at this meeting or any adjournments that may take place.  For ten days prior to the annual meeting, a list of these stockholders will be available for inspection at our principal executive offices, Terminal Drive, Plainview, NY 11803.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Your Board of Directors recommends that you vote “FOR” each of the listed nominees for Director, “FOR” proposals 2, 4 and 5 above and for the option of once every three years as the frequency for holding an advisory vote on executive compensation, which proposals are further described in this proxy statement.  This proxy statement also outlines the corporate governance practices at Veeco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendations to the Board regarding our 2010 financial statements.  We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

The approximate date of mailing for this proxy statement and card as well as a copy of Veeco’s Annual Report is April 14, 2011.  For more information about Veeco, please visit our website at www.veeco.com.

By order of the Board of Directors,

Gregory A. Robbins
Senior Vice President, General Counsel and Secretary

April 14, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 19, 2011:  The Proxy Statement and Annual Report to Stockholders are available at www.veeco.com.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q1.         What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•                  Proposal 1:  To elect three directors to hold office until the 2014 Annual Meeting of Stockholders;

•                  Proposal 2: To hold an advisory vote on executive compensation;

•                  Proposal 3: To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

•                  Proposal 4: To vote on the approval of the Veeco Management Bonus Plan;

•                  Proposal 5: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011; and

•                  Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Q2.         How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•                  FOR the election of the three directors nominated by our board of directors and named in this proxy statement;

•                  FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•                  For, on an advisory basis, an advisory vote on executive compensation once every three years;

•                  FOR the approval of the Veeco Management Bonus Plan; and

•                  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

Q3.         Why am I receiving these materials?

Our board of directors has delivered these proxy materials to you in connection with the solicitation of proxies for use at Veeco’s 2011 Annual Meeting of stockholders, which will take place on Thursday, May 19, 2011 at 9:30 a.m. local time, at One Jericho Plaza, Jericho, NY 11753.  As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q4.         Who is entitled to vote?

You may vote if our records show that you owned shares of Veeco common stock on March 25, 2011, the record date for the meeting.  At such time, 40,668,249 shares of Veeco common stock were issued and outstanding.  You are entitled to one vote for each share that you own.

Q5.         How can I vote if I own shares directly?

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.

Q6.         How can I vote if my shares are held through a brokerage, bank or similar organization?

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being forwarded to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered “routine.”  The New York Stock Exchange (“NYSE”) will determine whether the proposals presented at the Annual Meeting are routine or not routine.  If a proposal is routine, a broker holding shares for an owner in “street” name may vote in its discretion on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is not routine and the “street” name owner does not provide any voting instructions.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  Under the rules of the NYSE, your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1, 2, 3 and 4.  However, your broker does have discretion to vote your shares on routine matters such as Proposal 5.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

Q7.         What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of the nominees for director, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, for a once every three years advisory vote on executive compensation, “FOR” the approval of the Veeco Management Bonus Plan, and “FOR” the ratification of the selection of Ernst & Young LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Q8.         How do I revoke or change my vote?

If you are a stockholder of record, you may revoke or change your vote by:

(1)                      notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY  11219, in writing at any time before the meeting;

(2)                      submitting a later-dated proxy at any time before the meeting; or

(3)                      voting in person at the meeting.

The latest-dated, timely, properly completed proxy that you submit before the meeting will count as your vote.  If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

Q9.         What is a “quorum”?

There must be a quorum for the meeting to be held.  A “quorum” will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposals 1 or 3) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 2, 4 and 5).

Q10.       How many votes are needed to approve each proposal?

Proposal:	Vote Required:	Broker Discretionary Voting Allowed?

Proposal 1 — Election of three directors	Plurality of Votes Cast	No

Proposal 2 — Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 — Advisory vote on frequency of advisory vote on executive compensation	Plurality of Votes Cast	No

Proposal 4 — Vote on the approval of the Veeco Management Bonus Plan	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 5 — Ratification of auditors for Fiscal Year 2011	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposals 2, 4 and 5, you may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on any of these Proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The four nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors.

With respect to Proposal 3, you may vote FOR EVERY YEAR, FOR EVERY TWO YEARS, FOR EVERY THREE YEARS, or ABSTAIN.

If you abstain from voting on Proposals 1 or 3, the abstention will not have an effect on the outcome of the vote.

Q11.       How will voting on any other business be conducted?

Although we do not know of any business to be considered at the 2011 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to John R. Peeler, Veeco’s Chief Executive Officer, and David D. Glass, Veeco’s Executive Vice President and Chief Financial Officer, to vote on such matters at their discretion.

Q12.       Who will count the vote?

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q13.       How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced at the Annual Meeting and are expected to be posted shortly after the Meeting on our website at www.veeco.com.  Voting results will also be reported in a Current Report on Form 8-K, which is expected to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Meeting.

Q14.       Who can attend the Annual Meeting?

All stockholders who owned shares on March 25, 2011 may attend.

Q15.       What does it mean if I get more than one proxy or vote instruction card?

If your shares are registered in more than one name or in more than one account, you may receive more than one card.  Please complete and return all of the proxy or vote instruction cards you receive to ensure that all of your shares are voted.

Q16.                     I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy materials.  How can I obtain additional copies of these materials?

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.”  Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at 1-516-677-0200.

Q17.       When are stockholder proposals for the 2012 Annual Meeting due?

In accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2012 Annual Meeting must submit their proposals so that they are received by the Secretary, Veeco, Terminal Drive, Plainview, NY 11803 by December 16, 2011.  Any such proposal must comply with the requirements of our Fourth Amended and Restated Bylaws, as amended (“Bylaws”), and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Timely notice of any director nomination or other proposal that any stockholder intends to present at the 2012 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2012 Annual Meeting, must be delivered in writing to the Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting.  However, if we hold the 2012 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.  In addition, the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2012 Annual Meeting.

For more information, including the information required to be included in a stockholder proposal, please refer to our Fourth Amended and Restated Bylaws, filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 27, 2008, and the amendment thereto filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on May 26, 2010.

Q18.       What is Veeco’s process for nominating director candidates?

Veeco’s Board of Directors is currently comprised of eight directors divided into three classes of Directors serving staggered three-year terms.  Approximately one-third of Veeco’s directors are elected each year by its stockholders at the annual meeting of stockholders.  The Board of Directors is responsible for filling vacancies that may occur on the Board at any time during the year and for nominating director nominees to stand for election at the annual meeting of stockholders.  The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board.  Director candidates may be identified by current directors of the Company, as well as by stockholders.  The Governance Committee is comprised entirely of independent directors, as defined by Nasdaq.  Pursuant to our Corporate Governance Guidelines, the Governance Committee will evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considering the general qualifications of the potential nominees, including those characteristics described in the Corporate Governance Guidelines as in effect from time to time.  In selecting the director nominees, the Board endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting and finance, knowledge of the industries in which the Company operates, understanding of manufacturing and services, strategic vision, knowledge of international markets, marketing, research and development, and other areas relevant to the Company’s business.  During 2010, Messrs. Hunter and Gutierrez were added to the Board.  These candidates were identified through director searches conducted by third-party search firms under the direction of the Governance Committee.  In conducting these searches, the Board was looking to add relevant LED and\or Solar industry experience and meaningful international business experience, among other qualities.  Under our Corporate Governance Guidelines, the Board periodically conducts a critical self-evaluation of the Board, including an assessment of the make-up of the Board as a whole.  In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.  The evaluation process for candidates recommended by stockholders is the same as for candidates from any other source.  See the answer to Question 19 below regarding the process for stockholder nominations of director candidates.

Q19.       Can a stockholder nominate someone to be a director of Veeco?

As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Secretary, Veeco, Terminal Drive, Plainview, NY 11803.  The deadlines for submitting stockholder nominations of directors are the same as those set forth in Question 17.  In addition, the recommending stockholder must submit a written recommendation that sets forth the information required by our Bylaws with respect to the recommending stockholder and such stockholder’s nominee, including the following:

•                  The candidate’s name, age, address, principal occupation or employment, the number of shares of Common Stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•                  A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews, to be named in the proxy statement as a nominee and to serve as a director, if elected; and

•                  A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

Q20.       How can stockholders communicate with Veeco’s Directors?

Stockholders may address communications to one or more members of the Board (other than sales or employment-related communications) by letter addressed to the Secretary, Veeco, Terminal Drive, Plainview, NY 11803.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

Q21.       How much will this proxy solicitation cost?

MacKenzie Partners, Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $7,500, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco.  In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  MacKenzie Partners may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify MacKenzie against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Q22.       Who is soliciting my vote?

Your vote is being solicited by the Board of Directors of Veeco, on behalf of the Company, for the 2011 Annual Meeting of Stockholders to be held on Thursday, May 19, 2011 at 9:30 a.m.

Q23.       What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders, including our Form 10-K, are available on our website at www.veeco.com.

CORPORATE GOVERNANCE

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management periodically evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in light of these guidelines and practices and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines - Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee from time to time.  The Corporate Governance Guidelines relate to director qualifications, conflicts of interest, succession planning, periodic board and committee self-assessment and other governance matters.

Code of Business Conduct - Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers - Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Director Education Policy - Veeco has adopted a written policy under which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs.

Disclosure Policy - Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters - Each of Veeco’s Audit, Compensation, Governance and Strategic Planning Committees has a written charter adopted by Veeco’s Board that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.

Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the Investors page.

Independence of the Board of Directors

Veeco’s Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the Nasdaq listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are “independent” within the meaning of the applicable Nasdaq listing standards, except Mr. Peeler, the Company’s Chief Executive Officer, and Mr. Braun, the Company’s Chairman and former Chief Executive Officer.

Independence of Committee Members.  All members of Veeco’s Audit, Compensation and Governance Committees are required to be and are independent in accordance with Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation.  During 2010, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee.  No current or past executive officer of Veeco serves on our Compensation Committee.  The members of our Compensation Committee are Messrs. D’Amore, Hunter and McDaniel.

Board Access to Independent Advisors.  The Board members have full and free access to officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment from what it was when he was elected as a director or undergoes a change affecting his qualification as a director.  Upon such submission, the Board shall determine whether to accept or reject the resignation.

Board Leadership Structure

We currently have a separate Chief Executive Officer, Chairman of the Board and Presiding Director.  Although we do not have a formal policy on whether the same person should (or should not) serve as both the Chief Executive Officer and Chairman of the Board, we believe it is appropriate to separate the positions in recognition of the difference between the two roles.  When the Chairman of the Board is an employee of the Company or otherwise not independent, we believe it is important to have a separate Presiding Director, who is an independent director.

Mr. Braun has served as the Chairman of the Board since 2007.  He served as our Chairman and Chief Executive Officer from 1990 until 2007.  In serving as Chairman of the Board, Mr. Braun serves as a significant resource for our Chief Executive Officer, Mr. Peeler, other members of management and the Board.

Mr. McDaniel serves as the Presiding Director.  In that role, he presides over the Board’s executive sessions, during which our independent directors meet without management, and serves as the principle liaison between management and the independent directors of the Board.  Mr. McDaniel has served as a Veeco director since 1998.

We believe the combination of Mr. Braun as our Chairman of the Board and Mr. McDaniel as our Presiding Director has been an effective structure for the Company.  The division of duties and the additional avenues of communication between the Board and our management associated with having Mr. Braun serve as Chairman of the Board and Mr. McDaniel as Presiding Director provides the basis for the proper functioning of our Board and its oversight of management.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s strategy, finances and operations, as well as the risks associated with each.  The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance.  The Audit Committee undertakes, at least annually, a review to evaluate these risks.  Individual members of the Audit Committee are each assigned an area of risk to oversee.  The members then meet separately with management responsible for such area, including the Company’s chief accounting officer, internal auditor and general counsel, and report to the Committee on any matters identified during such discussions with management.  In addition, the Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Compensation Risk

Our Compensation Committee conducted a risk-assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company.  Our compensation programs are intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and grow our Company.  We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating success for the Company.  We consider the potential risks in our business when designing and administering our compensation programs and we believe our balanced approach to performance measurement and compensation decisions works to mitigate the risk that individuals will be encouraged to undertake excessive or inappropriate risk.  Further, our compensation program administration is subject to considerable internal controls, and when determining the principal outcomes — performance assessments and compensation decisions — we rely on principles of sound governance and good business judgment.

Board Meetings and Committees

During 2010, Veeco’s Board held ten meetings.  Each Director attended at least 75% of the meetings of the Board and Board committees on which such Director served during 2010.  It is the policy of the Board to hold executive sessions without management at every regular quarterly board meeting and as requested by a Director.  The Presiding Director presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2010, Mr. Peeler was the only director who attended the Annual Meeting of Stockholders.  The Board has established the following committees:  an Audit Committee, a Compensation Committee, a Governance Committee and a Strategic Planning Committee.

Audit Committee.  The Audit Committee reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee consists of Messrs. Elftmann, McDaniel and Simone (Chairman).  The Board has determined that all members of the Audit Committee are financially literate as that term is defined by Nasdaq and by applicable SEC rules.  The Board has determined that each of Messrs. Elftmann, McDaniel and Simone is an “audit committee financial expert” as defined by applicable SEC rules.  During 2010, the Audit Committee met ten times.

Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s stock incentive plans.  All members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee has interlocking relationships as defined by the SEC.  The Compensation Committee consists of Messrs. D’Amore, Hunter and McDaniel (Chairman).  During 2010, the Compensation Committee met nine times.

Governance Committee.  The Company’s Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto.  The Governance Committee currently consists of Messrs. Elftmann (Chairman), Gutierrez and Simone.  During 2010, the Governance Committee met six times.

Strategic Planning Committee.  The Company’s Strategic Planning Committee oversees the Company’s strategic planning process.  The Strategic Planning Committee consists of Messrs. Braun (Chairman), D’Amore, Hunter and Peeler.  During 2010, the Strategic Planning Committee met three times.

Compensation of Directors

The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation (S) (4)	Total ($)
Edward H. Braun (5)	200,000	—	6,631	206,631
Richard A. D’Amore	48,000	99,994	—	147,994
Joel A. Elftmann	55,000	99,994	—	154,994
Thomas Gutierrez (6)	833	100,000	—	100,833
Gordon Hunter (7)	22,111	99,999	—	122,110
Roger D. McDaniel	68,000	99,994	—	167,994
Peter J. Simone	65,000	99,994	—	164,994
Heinz K. Fridrich (8)	23,000	—	—	23,000
Irwin H. Pfister (8)	25,000	—	—	25,000

(1)          Represents quarterly retainers and meeting fees paid for Board service during 2010 for Directors other than Mr. Braun.  Includes payments for service and attendance at certain meetings held at the end of 2010 for which payments were made during the first quarter of 2011.  For Mr. Braun, reflects payments under the Service Agreement dated July 24, 2008 pursuant to which Mr. Braun serves on the Board and is compensated for such service.

(2)          Reflects awards of 2,232 shares of restricted stock to each director on May 17, 2010, other than Mr. Braun, whose compensation is provided under the Service Agreement dated July 24, 2008, Mr. Hunter, who was granted 3,095 shares of restricted stock upon his joining the Board on June 10, 2010, and Mr. Gutierrez, who was granted 2,495 shares of restricted stock upon his joining the Board on December 17, 2010.  These restricted stock awards vest on the earlier of the first anniversary of the date of grant and the date of the next annual meeting of stockholders.  In accordance with SEC rules, the amounts shown reflect the grant date fair value of the award, which was $44.80 per share or $99,994 or, in the case of Mr. Hunter, $32.31 per share or $99,999, or, in the case of Mr. Gutierrez, $40.08 per share or $100,000.

(3)          As of December 31, 2010, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End

Name	Stock Awards (#)	Option Awards (#)
Edward H. Braun	—	50,000
Richard A. D’Amore	2,232	20,000
Joel A. Elftmann	2,232	10,000
Thomas Gutierrez	2,495	—
Gordon Hunter	3,095	—
Roger D. McDaniel	2,232	—
Peter J. Simone	2,232	—
Heinz K. Fridrich	—	—
Irwin H. Pfister	—	—

(4)          All Other Compensation consists of 401(k) matching contribution ($2,923) and premiums for group term life insurance ($3,708) payable to Mr. Braun under the Service Agreement dated July 24, 2008.

(5)          Reflects the compensation paid to Mr. Braun as a Director under the Service Agreement dated July 24, 2008.  Prior to the appointment of John R. Peeler as Chief Executive Officer of the Company on July 1, 2007, Mr. Braun served as Chairman and Chief Executive Officer of Veeco.  The Service Agreement provides the terms on which Mr. Braun will remain available to serve on Veeco’s Board through December 31, 2011.

(6)          Mr. Gutierrez joined the Board on December 17, 2010.

(7)          Mr. Hunter joined the Board on June 11, 2010.

(8)          Messrs. Fridrich and Pfister left the Board upon expiration of their terms on May 14, 2010.

Director Compensation Policy

Veeco’s Director Compensation Policy provides that members of the Board of Directors who are not employees of Veeco (and other than Mr. Braun) shall be paid a retainer of $5,000 per quarter, plus additional retainers of $1,250 per quarter for the chairman of the Compensation Committee and the chairman of the Governance Committee, $3,000 per quarter for the chairman of the Audit Committee, and $2,500 per quarter for the Presiding Director.  In addition, non-employee Directors receive a fee of $2,000 for attending each board, committee or stockholder meeting held in person and $1,000 for participating in each board or committee meeting held by conference call.  Each non-employee Director also receives an annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time.  In January 2009, the Compensation Committee determined that the value of this annual award should be $100,000 per director.  The restrictions on these shares lapse on the earlier of the first anniversary of the date of grant and the date of the next annual meeting of stockholders.  Directors who are employees, such as Mr. Peeler, or who receive compensation for Board service pursuant to a separate agreement, such as Mr. Braun, do not receive additional compensation for serving as Directors or for attending board, committee or stockholder meetings.

Braun Service Agreement

Mr. Braun, the Company’s Chairman and former CEO, serves on the Board and is compensated for such service pursuant to a Service Agreement dated July 24, 2008.  The Service Agreement provides that Mr. Braun shall remain available to serve on the Board until December 31, 2011.  Under the Service Agreement, Mr. Braun is compensated at a rate of $200,000 per year, subject to periodic review by the Board.  In addition, he is entitled to participate in all group health and insurance programs available generally to senior executives of the Company, including, in the case of health programs, continued coverage for Mr. Braun’s spouse and eligible dependents.  Except as described above, Mr. Braun shall not be entitled to any additional compensation, including, without limitation, bonuses, equity awards, meeting fees, retainers or other compensation for his service on the Board.

Certain Contractual Arrangements With Directors and Executive Officers

Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers and anticipates that it will enter into similar agreements with any future directors and executive officers.  Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director or executive officer.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or executive officer of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Certain Relationships and Related Transactions

The Company’s Audit Committee charter provides that the Audit Committee, or one or more of its members, has the authority and responsibility to review and, if appropriate, approve all proposed related party transactions.  For purposes of the Audit Committee’s review, a “related party transaction” is a transaction, arrangement or relationship between the Company and any Related Party where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Exchange Act).  A “Related Party” is: (i) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (ii) any immediate family member of a director, nominee for director or executive officer of the Company; (iii) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to the Company as a beneficial owner of more than five percent of the Company’s voting common stock (a “significant stockholder”); and (iv) any immediate family member of a significant stockholder.

When reviewing a related party transaction, the Audit Committee will take into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to:

•                  the material terms and conditions of the transaction or transactions;

•                  the Related Party’s relationship to the Company;

•                  the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction;

•                  the approximate dollar value of the transaction;

•                  the availability from other sources of comparable products or services; and

•                  an assessment of whether the transaction is on terms that are comparable to the terms available to the Company from an unrelated third party.

During 2010, the Company has not been a participant in any related party transactions.

PROPOSAL 1

ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms.  Currently, the Board of Directors is comprised of eight members, consisting of two Class I Directors, three Class II Directors and three Class III Directors.  On June 11, 2010, the Board voted to increase the size of the Board from six to seven directors and to appoint Gordon Hunter as a Class II director to hold office until the Annual Meeting.  On December 17, 2010, the Board voted to increase the size of the Board from seven to eight directors and to appoint Thomas Gutierrez as a Class II director to hold office until the Annual Meeting.  Each of the Class II Directors is up for re-election this year.

Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Directors for re-election to the classes noted below:

Name	Nominated for Re-Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Thomas Gutierrez	Class II	2014
Gordon Hunter	Class II	2014
Peter J. Simone	Class II	2014

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Edward H. Braun	Class III	2012
Richard A. D’Amore	Class III	2012
Joel A. Elftmann	Class III	2012
Roger D. McDaniel	Class I	2013
John R. Peeler	Class I	2013

Management does not contemplate that the nominees for Director will be unable to serve, but, if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote FOR approval of the Director nominees named above.

MEMBERS OF THE BOARD OF DIRECTORS

The Directors of Veeco, and their ages, year they joined the Board and committee memberships as of April 1, 2011, are:

			Committee Membership
Name	Age	Director since	Audit	Compensation	Governance	Strategic Planning
Edward H. Braun	71	1990				Chair
Richard A. D’Amore	57	1990		X		X
Joel A. Elftmann	71	1994	X		Chair
Thomas Gutierrez	62	2010			X
Gordon Hunter	59	2010		X		X
Roger D. McDaniel (A)	72	1998	X	Chair
John R. Peeler	56	2007				X
Peter J. Simone	63	2004	Chair		X

(A)          Mr. McDaniel also serves as Presiding Director.

Edward H. Braun has been Chairman of Veeco since July 2007.  Prior thereto, he was Chairman and Chief Executive Officer of Veeco since January 1990.  Mr. Braun led a management buyout of a portion of Veeco’s predecessor in January 1990 to form the Company.  He joined the predecessor in 1966 and held numerous executive positions during his tenure there.  Mr. Braun is a Director Emeritus of Semiconductor Equipment and Materials International (SEMI), a trade association, of which he was Chairman of the Board in 1993.  He also serves on the boards of Axcelis Technologies, Inc. and Cymer, Inc.

Mr. Braun has been associated with Veeco and Veeco’s predecessor for over 40 years and brings to the Board extensive knowledge about our business operations and our served markets.  Mr. Braun also brings to the Board significant executive leadership and operational experience.  Mr. Braun’s prior business experience and board service, along with his long tenure at Veeco, give him a broad and extensive understanding of our operations and the proper role and function of the Board.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners, a venture capital firm, since 1994.  In addition, during the past five years, Mr. D’Amore served as a director of Phase Forward Incorporated and Solectron Corporation.

Mr. D’Amore brings a strong business background to Veeco, having worked in the venture capital field for over 30 years.  Mr. D’Amore has experience as a certified public accountant and gained substantial experience in overseeing the management of diverse organizations, having served as a board member on other public company boards and numerous private company boards.  As a result of this service, Mr. D’Amore has a broad understanding of the operational, financial and strategic issues facing public companies.  He has served on our Board for 20 years and through that service has developed extensive knowledge of our business.

Joel A. Elftmann is Chairman of the Board of Custom Fab Solutions LLC, a supplier to semiconductor capital equipment manufacturers.  Mr. Elftmann was a co-founder of FSI International Inc. and served as its Chairman and Chief Executive Officer from May 1991 through December 1999, and thereafter served as its Chairman until January 2002.  Mr. Elftmann was a co-founder of Metron Technology, N.V. (“Metron”), a distributor of semiconductor capital equipment, and served as Chairman and a Supervisory Director of Metron through December 2004 and as a director of Nortem, a company liquidated following the asset sale of Metron.  He currently serves as a director of Community Bank of Chaska and is also a Director Emeritus and former Chairman of the Board of Directors of SEMI.

Mr. Elftmann has founded and held management positions in a number of companies operating in the process equipment industry.  Mr. Elftmann has gained significant experience with international business and with operational and financial matters, including financial reporting.  He also has experience in overseeing the management of public and private companies, having served as a board member of public, private and non-profit boards.  He has been a director of Veeco for over 15 years and has a broad understanding of our business.

Thomas Gutierrez currently serves as President, Chief Executive Officer and Director of GT Solar International, Inc., a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets.  Prior to joining GT Solar in 2008, Mr. Gutierrez served as Chief Executive Officer and a member of the board of directors of Xerium Technologies, Inc., a multinational company that develops, manufactures and markets technically advanced synthetic textiles from 2001 to 2008.  From 1995 to 2001, Mr. Gutierrez served as Chief Executive Officer of Invensys Power Systems, a $3 billion world leader in power control and energy storage systems and services for industrial applications.  Mr. Gutierrez also serves on the board of GT Solar and Verso Paper.  During the past five years, Mr. Gutierrez has served on the boards of Comverge, Inc. and Xerium Technologies, Inc.

Mr. Gutierrez has extensive international experience in product development, manufacturing, market and sales.  Mr. Gutierrez is uniquely qualified to bring strategic insight and industry knowledge to the Board, having served in numerous management positions in our industry.  In addition, Mr. Gutierrez brings to the Board his perspective as a director of other public boards.

Gordon Hunter is Chairman, President and Chief Executive Officer of Littelfuse, Inc., a provider of circuit protection products and solutions.  He also serves on the Council of Advisors of Shure Incorporated.  Mr. Hunter has been a director of Littelfuse since June 2002 and became Chairman, President and Chief Executive Officer of Littelfuse in January 2005.  Prior to joining Littelfuse, Mr. Hunter was Vice President of Intel Communications Group and General Manager of Optical Products Group.  At Intel, Mr. Hunter was responsible for Intel’s access and optical communications business segments within the Intel Communications Group.  Prior to joining Intel in February 2002, he served as President of Elo TouchSystems, a subsidiary of Raychem Corporation.  Mr. Hunter also served in a variety of positions during a 20 year career at Raychem Corporation, including Vice President of Commercial Electronics and a variety of sales, marketing, engineering and management positions.  Mr. Hunter also serves on the Board of Littelfuse.

Mr. Hunter has substantial leadership and management experience, having served as the Chairman, President and Chief Executive Officer of Littelfuse and in various leadership roles at a of a number of other companies.  He has a strong background and valuable experience in the technology industry, gained from his tenure at Littelfuse, Intel and Raychem.  Mr. Hunter brings a broad understanding of the operational, financial and strategic issues facing public and private companies to the board as a result of his service on other public and private boards.

Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (“CMP”) equipment for the semiconductor industry, from 1997 to April 1999.  Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers.  Mr. McDaniel is a past Chairman of SEMI and is currently Chairman of the Board of Entegris, Inc.

Mr. McDaniel has significant experience in the process equipment and materials industry, having served as chief executive officer at several companies operating in this field.  Mr. McDaniel has also served on public and private boards, both domestic and international, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  Mr. McDaniel’s in-depth knowledge of our business and his extensive management experience are important aspects of his service on the Board.

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDS Uniphase Corp. (“JDSU”) and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

Mr. Peeler has substantial industry and management experience, having served in senior management positions for the last 30 years culminating in his appointment as our Chief Executive Officer in 2007.  He has experience in managing diversified global companies and has a broad understanding of the challenges facing public companies.

Peter J. Simone is a retired executive who currently serves as an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Prior thereto, Mr. Simone spent 17 years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, where he held various management positions, including president and director.  Mr. Simone is also a director of Cymer, Inc., Inphi Corporation, Monotype Imaging, Inc. and Newport Corporation.  Additionally, during the past five years, he served as a director of Sanmina-SCI Corporation.

Mr. Simone has held numerous executive positions in the technology and semiconductor industries.  Mr. Simone has also worked in the consulting field, advising private companies and the investment community.  Mr. Simone has served on a number of public and private boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  He brings significant financial and operational management, as well as financial reporting, experience to the Board.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the “Compensation Discussion and Analysis” below, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value.  Please read the “Compensation Discussion and Analysis” beginning on page 29 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors.  Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included on page 18 of this proxy statement.  By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for Veeco, and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.  The Board’s determination to recommend a vote every three years is based, in part, on the factors summarized below.  While our Board of Directors did not assign more importance to any one factor over the others, our Board believes that each of these factors is important and should be considered by our stockholders in making their decision on this Proposal.  We understand that our stockholders may have different views as to what is the best approach for Veeco, and we look forward to hearing from our stockholders on this Proposal.

In formulating its recommendation, our Board considered the following factors, among others:

•                  Our executives are compensated pursuant to multi-year equity compensation programs, designed to focus on long-term performance and encouraging a long-term strategic view which seeks to maximize results over several years which, we believe, aligns the interests of our executive officers with the interests of our stockholders;

•                  An advisory vote on executive compensation once every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices, as well as our related business results for the corresponding period, while avoiding over-emphasis on short term variations that could occur within a year or over a couple of years;

•                  Seeking an advisory vote on executive compensation once every three years provides our Board and Compensation Committee with sufficient time to fully implement elements of our compensation program, to understand changes in our business and the resulting impact on our compensation policies and practices, and to thoughtfully respond to stockholders’ views regarding our compensation policies and practices as reflected in the results of the advisory vote on executive compensation, which could include implementing any changes to our executive compensation policies and practices that may be necessary after taking these various factors into account; and

•                  An advisory vote occurring once every three years will allow our stockholders to fully observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or you may abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years which receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option (one year, two years or three years) that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been approved by stockholders.  However, because this vote is advisory and not binding on the Board of Directors or Veeco in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board of Directors recommends a vote for the option of once every three years as the frequency with which stockholders are provided with an advisory vote on executive compensation as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 4
APPROVAL OF THE
VEECO MANAGEMENT BONUS PLAN

The Company has adopted the Veeco Management Bonus Plan (the “Bonus Plan”) effective as of January 26, 2011, subject to stockholder approval. At the Annual Meeting, the stockholders will be asked to approve the Bonus Plan. Stockholder approval of the adoption of the Bonus Plan is sought to permit the Company to use the Bonus Plan to achieve our goal of increasing stockholder value and to qualify the Bonus Plan under section 162(m) of the Internal Revenue Code, thereby allowing the Company to deduct for federal income tax purposes compensation paid under the Bonus Plan. If stockholders do not approve the adoption of the Bonus Plan, it will not be adopted and we will not be able to pay awards under the Bonus Plan to individuals subject to section 162(m).  In that event, we will reserve the right to pay compensation under other arrangements, which may not be eligible for deductibility under section 162(m).

Summary of the Bonus Plan

The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. The summary is qualified in its entirety by reference to the full text of the Bonus Plan, a copy of which is attached hereto as Appendix A.  In addition, a copy of the Bonus Plan may be obtained upon written request to the Company.

General.  The purpose of the Bonus Plan is to increase stockholder value and the success of the Company by motivating key employees to perform to the best of their abilities and to achieve the Company’s objectives. The Bonus Plan’s goals are to be achieved by providing such employees with incentive awards only after the achievement of specified goals relating to the performance of the Company.

Administration.  The Bonus Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee may delegate specific administrative tasks to Company employees or others to assist with day-to-day administration of the Bonus Plan. To the extent such a delegation of authority has been made, the term “Committee” in this Proposal No. 4 should be read as “Committee or its delegate.” The Committee shall consist of two or more members of the Board who are not employees of the Company and who otherwise qualify as outside directors under Code section 162(m). Subject to the terms of the Bonus Plan, the Committee has sole discretion to:

•                  select the employees who will be eligible to receive awards;

•                  determine the target award for each participant;

•                  establish a period of time or “performance period” during which performance will be measured;

•                  set the performance goals that must be achieved during the performance period before any actual awards are paid;

•                  establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•                  interpret the provisions of the Bonus Plan.

Participation and Eligibility.  The Committee selects the employees of the Company who will be eligible to receive awards under the Bonus Plan for each performance period.  The actual number of employees who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Committee has discretion to select the participants.

As of January 26, 2011, the Committee has established (subject to stockholder approval of the Plan) one performance period under the Bonus Plan, which runs from January 1, 2011 through December 31, 2011 (the “2011 Fiscal Year Performance Period”), as well as quarterly performance periods for each of the Company’s fiscal quarters in 2011.  Approximately 110 employees have been designated for participation in the Fiscal Year 2011 Performance Period.  We currently expect that a similar number of employees will participate in future years and performance periods, but the actual number of employees participating may be higher or lower as determined by the Committee.

Plan Operation.  The duration of each performance period will be determined by the Committee in its discretion.  The Committee currently expects that most performance periods under the Bonus Plan will last for one fiscal year but the Committee may establish shorter or longer performance periods in the future.  However, no performance period may last longer than three fiscal years.  Also, no participant may participate in more than three performance periods at any one time.

For each performance period, the Committee will designate the employees eligible to participate in that performance period and for each participant also will establish:

•                  a target award, expressed as a percentage of the participant’s base salary or a specific dollar amount; and

•                  the performance goal or goals that must be achieved before an award will be paid to the participant.

The performance goals will require the achievement of objectives for one or more of the following measures: (1) share price, (2) earnings per share, (3) total stockholder return, (4) operating margin, (5) gross margin, (6) return on equity, (7) return on assets, (8) return on investment, (9) operating income, (10) net operating income, (11) pre-tax profit, (12) cash flow, (13) revenue, (14) expenses, (15) earnings before interest, taxes and depreciation, (16) economic value added, (17) market share, (18) net income, (19) personal goals, (20) sales, (21) improvements in capital structure, (22) earnings before interest, taxes and amortization, (23) budget comparisons, (24) controllable profits, (25) expense management, (26) improvements in capital structure), (27) profit margins, (28) operating or gross margin, (29) profitability of an identifiable business unit or product, (30) cash flow, operating cash flow, or cash flow or operating cash flow per share, (31) reduction in costs, (32) return on capital, (33) improvement in or attainment of expense levels or working capital level, (34) earnings before interest, taxes, depreciation and amortization, (35) bookings or orders, and (36) Individual Objectives (as such term is defined in the

Bonus Plan). Performance goals may differ from participant to participant, performance period to performance period and from award to award.

The performance criteria may be applicable to the Company or an affiliate as a whole or a segment of the Company or an affiliate.  In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or non-recurring item, as determined by the Committee, occurring after the establishment of the performance goals for the performance period.  Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the performance goals in order to prevent the dilution or enlargement of a participant’s rights with respect to an award.

After the performance period ends, the Committee will certify the extent to which the pre-established performance goals actually were achieved. The actual award that is payable to a participant will be determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $10 million per person for any 12-month period within or constituting a performance period (even if the pre-established formula otherwise indicates a larger award), pro-rated for any performance period consisting of fewer than twelve months. Also, as indicated above, no participant may participate in more than three performance periods at any one time.

The Committee has discretion to reduce or eliminate the actual award to any participant. Also, unless determined otherwise by the Committee, a participant will forfeit the bonus if a participant terminates employment before the end of the performance period. However, the Committee has discretion to pay out part, or all, of the award.

Actual awards shall generally be paid in cash no later than two and one-half months after the performance period ends. However, the Committee has discretion to pay any such award in the form of restricted stock, restricted stock units, options and/or other stock awards under any of the Company’s stock plans. Any such equity awards may be subject to additional vesting conditions, including additional performance goals, as determined by the Committee.  The number of shares of restricted stock or restricted stock units granted may be increased or decreased if such new award is granted by the Committee subject to performance goals and otherwise meets the performance-based compensation requirements of Section 162(m) of the Code.

Federal Income Tax Considerations

An actual award under the Bonus Plan generally will be compensation taxable as ordinary income (and subject to income tax withholding) when paid to the participant. The Company generally will be entitled to a corresponding deduction for federal income tax purposes, except as follows. Section 162(m) of the Code generally limits to $1 million the amount of compensation that may be deducted by the Company in any tax year with respect to the Company’s Chief Executive Officer and our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer. However, if the Company pays compensation that is “performance based” under section 162(m), the Company still may receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan is designed, and is intended to be administered, to allow the Company to pay incentive compensation that is performance based and therefore fully tax deductible on the Company’s federal income tax return.

Amendment and Termination of the Plan

The Board or the Committee may amend or terminate the plan at any time and for any reason. However, no amendment or termination may impair the rights of a participant under a target award previously granted to such participant.

Estimated Bonuses to be Paid to Certain Individuals and Groups

The following table sets forth the target awards for the Fiscal Year 2011 Performance Period for the persons and groups shown below.  For the Fiscal Year 2011 Performance Period, the Committee selected performance goals that relate to the achievement of targets for fiscal 2011 for adjusted EBITA, revenue and bookings, as well as individual performance goals.  These potential bonus amounts (if any) for the Fiscal Year 2011 Performance Period are included in the table below and are subject to stockholder approval.  The maximum award any individual participant can receive for any performance period is $10 million.

Name of Individual or Group	Target Award ($)
John R. Peeler, C.E.O.	630,000
David D. Glass, E.V.P. & C.F.O.	252,000
William J. Miller, Ph.D., E.V.P., Compound Semiconductor	201,000
Robert P. Oates, E.V.P., Data Storage	228,960
Peter Collingwood, S.V.P., Worldwide Sales and Service	88,519
All current executive officers, as a group	1,538,279
All employees who are not executive officers, as a group	4,627,529
All directors who are not executive officers, as a group	0

There can be no assurance that the target awards shown above will actually be paid.  The actual award paid (if any) may be higher or lower depending on actual performance compared to the targeted performance goals.  In no event will any participant’s actual award for the Fiscal Year 2011 Performance Period under the Bonus Plan exceed the maximum award.  In addition, the Committee has discretion to decrease (but not increase) the award otherwise indicated under the pre-established formula.

Our executive officers are eligible to receive awards under the Bonus Plan and, accordingly, our executive officers have an interest in this proposal.  Directors and former employees, such as Dr. Munch and Mr. Rein, are not eligible to receive awards under the Bonus Plan.

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and voting on the matter is required to approve the Bonus Plan.

The Board of Directors believes that the Bonus Plan is in the best interests of the Company and its stockholders for the reasons stated above.

The Board of Directors recommends a vote FOR approval of the Veeco Management Bonus Plan.

PROPOSAL 5
RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2011.  Ernst & Young has been employed as the independent registered public accounting firm of Veeco since 1990.  Fees for the last two years were as follows:

	Year Ended December 31,
	2010	2009
Audit Fees	$1,073,268	$953,822
Audit-related Fees	273,072	215,000
Tax Fees	910,750	54,668
Total	$2,257,090	$1,223,490

Audit fees consisted of fees for professional services rendered for the audit of the Company’s consolidated financial statements, Sarbanes-Oxley Section 404 report and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.  Audit-related fees consisted of fees for accounting consultations, services related to the sale of our Metrology business and employee benefit plan audits.  Tax fees consisted of fees for tax planning and advice related to international and transfer pricing tax issues.  The Company also reimbursed Ernst & Young $19,354 for out-of-pocket expenses incurred by Ernst & Young in performing the annual audit, which expenses included travel, lodging and meal expenses for on-site audit work.  The Company did not engage Ernst & Young to perform any work related to financial information systems design or implementation services during 2010 or 2009.

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young, the Company’s independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

All of the Ernst & Young fees for 2010 and 2009 shown above were pre-approved by the Audit Committee.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by Ernst & Young as set forth herein is compatible with maintaining Ernst & Young’s independence.

Representatives of Ernst & Young will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.

Stockholders are asked to ratify the action of the Board of Directors in making this appointment.  If this appointment is not ratified by the stockholders, the Audit Committee will reconsider the appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the Company’s and the stockholders’ best interests.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has the primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Annual Report on Form 10-K”) and the quarterly financial statements during 2010 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61, as amended by SAS 90, Communication with Audit Committees and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements and related Independence Rule and Conforming Amendments.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the matters required to be discussed by SAS 90 and considered the compatibility of non-audit services with the auditors’ independence and satisfied itself as to the independence of the independent registered public accounting firm.

During 2010, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K filed with the SEC, as well as the Reports of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K).  These reports related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2011.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held ten meetings during 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Joel A. Elftmann

Roger D. McDaniel

Peter J. Simone (Chairman)

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of Veeco, and their ages, as of April 1, 2011, are as follows:

Name	Age	Position
John R. Peeler	56	Chief Executive Officer
David D. Glass	51	Executive Vice President and Chief Financial Officer
William J. Miller, Ph.D.	42	Executive Vice President, Compound Semiconductor
Robert P. Oates	57	Executive Vice President, Data Storage
Peter Collingwood	51	Senior Vice President, Worldwide Sales and Service
John P. Kiernan	49	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDSU and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

David D. Glass has been Executive Vice President and Chief Financial Officer of Veeco since January 2010.  Prior to joining Veeco, Mr. Glass served in various senior executive positions with Rohm and Haas Company, a $10 billion global specialty materials company that was acquired in 2009 by The Dow Chemical Company.  These positions included serving from 2007 to January 2009 as Chief Financial Officer of Rohm and Haas’ $2 billion Electronic Materials division and Chief Financial Officer of the Rohm and Haas Asia-Pacific region, serving from 2003-2007 as Rohm and Haas’ Corporate Controller.  Prior thereto, Mr. Glass served Rohm and Haas in China, initially as Finance Director of APAC and then as General Manager of Rohm and Haas’ Coatings business for Greater China, where he oversaw manufacturing, technical support, sales and marketing teams.  Prior to that, he was President of Toso-Haas, a stand-alone joint venture between Rohm and Haas and Tosoh of Japan.  Mr. Glass’ prior roles included a five-year UK-based assignment, first as Finance Director for Europe, and then later as Director, European Emerging Markets Business Development.

William J. Miller, Ph.D. has been Executive Vice President, Compound Semiconductor since July 2010.  Prior thereto, he was Senior Vice President and General Manager of Veeco’s MOCVD business since January 2009.  Dr. Miller was Vice President, General Manager of Veeco’s Data Storage equipment business since January 2006.  He held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002.  Prior to joining Veeco, he held a range of engineering and operations leadership positions at Advanced Energy Industries.

Robert P. Oates has been Executive Vice President, Data Storage since January 2009 and was Executive Vice President, Process Equipment from January 2007 to January 2009 and Senior Vice President and General Manager, Process Equipment from January 2006 to January 2007.  Prior thereto, he was Senior Vice President of Veeco’s Data Storage Operations from October 2005 through January 2006, Vice President and General Manager of Veeco’s Ion Beam Process Equipment Group from September 2004 through September 2005, Vice President/Treasurer of Veeco from May 2002 to

September 2004 and Vice President and General Manager of Veeco’s NeXray division from 1995 to May 2002.  Mr. Oates held various financial positions with Veeco and Veeco’s predecessor company from 1977 to 1995.

Peter Collingwood has been Senior Vice President, Worldwide Sales and Service since January 2009.  From October 2008 to December 2008, he was Vice President and General Manager for Veeco’s European operations.  He joined Veeco from JDSU (formerly Acterna, which was formerly TTC), where he served as the Regional Vice President of Sales for Europe, Middle East and Africa for the Communications Test Division from April 2004 to December 2008.  Prior to that, he held various management positions at JDSU and JDSU’s predecessors from January 1987 to April 2004.  His experience spans nearly twenty years with a proven track record of leading and developing highly successful sales and service teams.  During his tenure with JDSU he also held sales management positions based in Maryland, USA and Vienna, Austria.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller since July 2005.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 through June 2005, Vice President and Corporate Controller from November 1998 to March 2001 and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

COMPENSATION DISCUSSION AND ANALYSIS

Veeco’s compensation programs for the named executive officers (“NEOs”) listed in the Summary Compensation Table and the Company’s other executives are designed to aid in the attraction, retention and motivation of these employees.  The Company seeks to foster a performance-oriented culture through these compensation programs by linking a significant portion of each executive’s compensation to the achievement of performance targets important to the success of the Company and its shareholders.  This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.

Executive Compensation Strategy and Objectives

The Company’s executive compensation strategy is designed to deliver competitive, performance-based total compensation that reflects our culture and the markets we serve. The primary objectives of Veeco’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success resulting in the creation of increased shareholder value without subjecting shareholders to unnecessary and unreasonable risks.  To this end, the Company has adopted the following guiding principles:

a.                                       Performance-based:  Compensation levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the performance period.  Additionally, the ratio of performance-based compensation to fixed compensation should increase with the level of the executive, with the greatest amount of performance-based at-risk compensation at the CEO level.

b.                                      Shareholder-aligned:  Cash bonus metrics and equity-based compensation should represent a significant portion of potential compensation to more closely align the interests of executives with those of the shareholders.

c.                                       Fair and Competitive:  Compensation levels should be fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit.

Our compensation programs are comprised of four elements: base salary, cash bonus, equity-based compensation and benefits and perquisites.  Base salary and cash bonus plans are used to attract executives and reward them for performance results.  In addition to cash-based compensation, the Company uses equity-based compensation to (i) align the interests of executives with stockholders in the creation of long-term value, (ii) retain employees through the use of vesting schedules, and (iii) foster a culture of stock ownership. The Company provides cost-effective benefits and perquisites it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.

Key Compensation Decisions in 2010

Veeco experienced a rapid improvement in business conditions in late 2009 and continuing into 2010.  As a result of Veeco’s accelerated growth, the Company implemented programs to provide further incentive to our executives to continue to achieve positive business results.  Recognizing that awards under the Company’s annual cash bonus plan would likely not reflect the significant improvement opportunity in certain business units of the Company, notably, the MOCVD business unit, the Committee approved a special management profit sharing plan based on the financial performance of the Company’s business units in February 2010.

For additional information regarding the economic and business factors that were considered in the course of making executive compensation decisions in 2010, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Additional information regarding each element of our compensation program is described below.

Process for Making Compensation Decisions

The Compensation Committee of the Board (the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board of Directors.  This charter authorizes the Committee to interpret the Company’s compensation, equity and other benefit plans and establish the rules for their implementation and administration. The Committee consists of three non-employee directors who are appointed annually.  The Committee works closely with the Chief Executive Officer (“CEO”) and the Senior Vice President, Human Resources and relies upon information provided by independent compensation consultants.

In making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2010, included:  meetings with Compensation Strategies, Inc., an independent compensation consultant; compensation surveys prepared by Radford and Mercer; and executive compensation information compiled by Compensation Strategies, Inc. from the proxy statements of other companies, including a peer group.  In 2010, our peer group (the “Peer Group”) consisted of twenty-four companies.  No companies were removed from the Peer Group in 2010.  The Peer Group consists of the following companies:

Agilent Technologies, Inc.	KLA-Tencor Corporation
Applied Materials Inc.	Lam Research Corporation
Asyst Technologies, Inc.	LTX Credence Corporation
Axcelis Technologies Inc.	Nanometrics Inc.
Beckman Coulter, Inc.	Newport Corporation
Brooks Automation Inc.	Novellus Systems Inc.
Bruker Corp.	Perkin Elmer, Inc.
Coherent Inc.	Rudolph Technologies Inc.
Cymer Inc.	Ultratech Inc.
FEI Company	Varian Semiconductor Equipment Associates Inc.
FSI International Inc.	Waters Corporation
GSI Group Inc.	Zygo Corporation

Since we sold our Metrology business in October, 2010, we have revised the peer group for 2011 to reflect the current composition of our Company.

Compensation Strategies uses statistical regression techniques to adjust the market data to construct market pay levels that are reflective of Veeco’s size based on revenues.

The Company considers the executive compensation practices of the companies in its Peer Group and the Radford and Mercer surveys (collectively, the “market data”) as only one of several factors in setting compensation.  The Company does not target a percentile range within the Peer Group and instead uses the market data only as a reference point in its determination of the types and amount of compensation based on its own evaluation.  For 2010, total compensation of Veeco’s NEOs and other executives is believed to be generally within the 50th to 75th percentile of the market as described above, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, Veeco’s financial and operating performance and consideration of individual performance and experience.

In addition to reviewing the market data, the Committee meets with the Company’s CEO and Senior Vice President, Human Resources to consider recommendations with respect to the compensation packages for the NEOs and other executives.  These recommendations include base salary levels, cash bonus targets, equity compensation awards and benefit and perquisite programs.  The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.

The Committee discusses, with the CEO, the elements of his compensation package, but makes the final decisions as to his compensation without him present.  The Committee presents its recommendations regarding the compensation package for the CEO to the full Board of Directors for final approval without the CEO present.

Decisions regarding the Company’s compensation program elements are made by the Committee in regularly scheduled meetings.  The Committee also meets to consider ad hoc issues.  Issues of significant importance are frequently discussed over several meetings.  This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision.  Prior to each meeting, the Committee is provided with the written materials, information and analysis, as may be required to assist the Committee in its decision-making process.  To the extent possible, meetings of the Committee are conducted in person; where this is not possible, meetings are conducted telephonically.  The CEO and the Senior Vice President, Human Resources are regularly invited to attend Committee meetings. The Committee meets privately in executive session to consider certain matters, including, but not limited to, matters relating to the compensation of the CEO.

Elements of Our Compensation Program

The Company seeks to achieve its compensation objectives through four key elements of compensation:

•                  Base Salary,

•                  Cash Bonus,

•                  Equity-based Compensation and

•                  Benefits and Perquisites.

Base Salary

The Company pays base salaries to attract executives and reward them for performance.  Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive’s experience and individual performance.  The Company considers each of these factors but does not assign a specific value to any one factor.  Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance management process.

During the first half of 2010, the Committee evaluated base salaries and determined that, other than for Messrs. Peeler, Miller and Collingwood, the base salaries for the other NEOs would not be increased.  In deciding on the increases in base salary for Messrs. Peeler, Miller and Collingwood, the Committee considered management’s recommendation and current business conditions.  In April 2010, the Committee approved increases in base salary for Messrs. Peeler, Miller and Collingwood.  Mr. Peeler’s base salary was increased to $630,000 from $600,000.  Dr. Miller’s base salary was increased to

$312,643 from $254,803.  Dr. Miller’s base salary was further increased on July 19, 2010 to $335,000 in connection with his promotion to Executive Vice President of our Compound Semiconductor business.  Mr. Collingwood’s base salary was increased to $295,063 from $280,745.  Based on our market data, the base salaries of our NEOs in 2010 were representative of a competitive range of the market.

Cash Bonus Plans

The Company provides the opportunity for cash bonuses under its annual Management Incentive Plan and quarterly Management Profit Sharing Plan (collectively, the Management Bonus Plan), and, in the case of sales executives, the Sales Commission Plan, to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based.  As a result, individuals are compensated based on the achievement of specific financial and individual performance goals intended to correlate closely with shareholder value. The Company believes that the opportunity to earn cash bonuses motivates executives to meet Company performance objectives that, in turn, are linked to the creation of shareholder value.  In February 2010, the Committee approved a Special Profit Sharing Plan designed to provide additional incentive for designated management employees for whom it was determined by the Committee that the bonus awards payable under the Company’s Management Incentive Plan might not properly reflect the business results or the contributions of such designated employees for 2010.

Target bonus awards for each NEO are expressed as a percentage of base salary.  For 2010, the target bonus for the CEO was 100% of base salary and the annual target bonuses for the other NEOs, Messrs. Glass, Miller, Oates, Collingwood, Munch and Rein were 70%, 60%, 60%, 30%, 60% and 70%, respectively, of base salary.  The cost of bonus awards is factored into financial performance results before bonus results are determined, ensuring that the cost of our bonus plans is included in our financial results.  To help achieve our goal of retaining key talent, executives must generally be employees at the end of the applicable performance period to be eligible to receive a bonus for that period.

In 2010, the Management Bonus Plan for the NEOs and all other executives was comprised of the annual Management Incentive Plan (the “MIP”), the target bonus for which is equal to 75% of each NEO’s total target bonus, and a quarterly Management Profit Sharing Plan (the “MPSP”), the target bonus for which is equal to 25% of each NEO’s total target bonus.  In addition, certain executives, including the NEOs, were eligible to participate in the Special Profit Sharing Plan (the “SPSP”).

Mr. Rein separated from the Company on January 29, 2010 and therefore, was entitled to receive a pro-rated award under the Company’s cash bonus plan.  In addition, Dr. Munch left the Company on October 7, 2010, in connection with the Company’s sale of its metrology business (the “Metrology Sale”) to Bruker Corporation (“Bruker”).  The Company entered into an agreement with Dr. Munch on September 23, 2010 to provide certain retention and transaction incentives, as described in detail under “One-Time Incentive Awards” below.

Management Incentive Plan

In January 2010, the Committee adopted the MIP designed to motivate participants and preserve their incentive compensation.  The MIP was primarily based on the financial performance of the Company, as measured by adjusted EBITA (“EBITA”).  EBITA, or earnings before interest, income taxes and amortization excluding certain items, is the financial measure used by the Company as the primary indicator of financial performance.  If EBITA targets for each business unit were met or exceeded, a pool was created, ranging from 50% of the target for threshold performance to 100% for target performance and 200% for maximum performance.  Awards were only granted under the MIP if EBITA was achieved at or above the threshold performance level.

The bonus result was applied to each participant’s target bonus and then divided into three secondary elements:  (1) revenue growth, (2) bookings, and (3) individual performance.  The weight for each element varied by business unit based on the maturity and objectives of the business unit, group or the Company as a whole.  The following table sets forth the weights for each of the secondary elements:

	Revenue Growth	Bookings	Individual Performance
Data Storage	30%	30%	40%
MOCVD	40%	20%	40%
MBE/Solar Equipment	20%	40%	40%
Process Equipment (1)	30%	30%	40%
Veeco Consolidated (2)	40%	20%	40%

(1)          Based on the sum of the results for the Data Storage & MOCVD business unit.

(2)          Veeco Consolidated reflects the sum of the business units, plus certain corporate charges and adjustments.

Actual bonus awards under the MIP were based on these secondary elements, as compared to targets, calculated independently and then added together.  Awards under the secondary performance elements could range from 70% of target for threshold performance to 100% for target performance and 150% for maximum performance.  No award is earned under the MIP for performance less than threshold performance levels.

The table below describes the primary and secondary financial measures for each of the NEOs, other than Messrs. Munch and Rein.

John Peeler

Primary measure

•      Achieve primary Total Veeco EBITA goal.

Secondary measures

1.     Achieve Total Veeco Revenue goal (weighted 40%)

2.     Achieve Total Veeco Bookings goal (weighted 20%)

3.     Achieve individual goals, described in more detail in the section “Compensation of the Chief Executive Officer” (weighted 40%)

David Glass

Primary measure

•      Achieve primary Total Veeco EBITA goal.

Secondary measures

1.     Achieve Total Veeco Revenue goal (weighted 40%)

2.     Achieve Total Veeco Bookings goal (weighted 20%)

3.     Achieve individual goals, described in more detail below (weighted 40%)

William Miller

Primary measure

•      Achieve primary MOCVD EBITA goal.

Secondary measures

1.     Achieve MOCVD Revenue goal (weighted 40%)

2.     Achieve MOCVD Bookings goal (weighted 20%)

3.     Achieve individual goals, described in more detail below (weighted 40%)

Peter Collingwood

Primary measure

•      Achieve primary Total Veeco EBITA goal.

Secondary measures

1.     Achieve Total Veeco Revenue goal (weighted 40%)

2.     Achieve Total Veeco Bookings goal (weighted 20%)

3.     Achieve individual goals, described in more detail below (weighted 40%)

Robert Oates

Primary measure

•      Achieve primary Data Storage EBITA goal.

Secondary measures

1.     Achieve Data Storage Revenue goal (weighted 30%)

2.     Achieve Data Storage Bookings goal (weighted 30%)

3.     Achieve individual goals, described in more detail below (weighted 40%)

In the first quarter of fiscal 2011, the Committee compared actual performance to the range of performance for fiscal 2010 and bonus payments were calculated under the applicable formula.  The EBITA results of $304,449,000, $25,685,000 and $304,052,000 for Veeco, Data Storage and MOCVD, respectively, resulted in an initial multiplier of 2.  The Committee then analyzed achievement of the other secondary performance goals.  The revenue results of $1,025,236,000, $135,327,000 and $749,843,000 for Veeco, Data Storage and MOCVD, respectively, resulted in a multiplier for these measures of 1.5.  The bookings results of $1,121,639,000, $153,407,000, $911,616,000 for Veeco, Data Storage and MOCVD, respectively, resulted in a multiplier for these measures of 1.5.

Awards for a participant’s individual performance were based on results compared to goals set by the CEO at the beginning of the year in connection with the Company’s performance management process.  The CEO’s individual performance goals were set by the Board in the beginning of the year.  The award for Mr. Peeler’s individual performance was based on results compared to these goals.  Mr. Peeler’s individual performance goals and bonus award is discussed in more detail in the section “Compensation of the Chief Executive Officer” below.

The individual performance of the NEOs and other executives was evaluated by Mr. Peeler (except for Mr. Peeler’s performance, which was evaluated by the Board) by reviewing the goals set at the beginning of the year and determining the level of achievement of each goal.  The goals were not weighted, and the award was considered on the totality of all of the individual performance results for each executive.  Individual performance results could range from zero to 150% for maximum performance.  After evaluation, Mr. Peeler made individual performance recommendations to the Committee, for each of the other NEOs, equal to 100%.

The individual goals for the NEOs (other than Mr. Peeler, whose goals are discussed in the section “Compensation of the Chief Executive Officer” below) are described in the table below.

NEO	Position	2010 Individual Performance Goals
D. Glass	Executive Vice President and Chief Financial Officer

1.     Develop and strengthen the Veeco Finance/IT organization. Create a world-class team with depth to accommodate succession planning and leadership capabilities consistent with the rapid growth profile of the company.

2.     Improve and streamline the Finance/IT processes. Define, propose and execute best-in-class processes throughout the function.

3.     Improve the reporting and business partnering dimension of Finance.

W. Miller	Executive Vice President, Compound Semiconductor

1.     Gain 7% revenue market share.

2.     Demonstrate improved tool to tool matching per customer requirements by November 2010.

3.     Ship beta 465i C4 cluster tool by September 2010.

4.     Demonstrate technology building blocks to achieve 90% yield in 2nm bin.

5.     Become viewed as a leader beyond MOCVD developing, guiding and preparing Veeco to become a $1B Company.

R. Oates	Executive Vice President, Data Storage

1.     Successful introduction of new products to grow Data Storage Business.

2.     Leverage technologies into high growth markets, for example LED and other.

3.     Remain profitable through industry cycles. Focus on variable costs. Limit fixed overhead expansion. Material cost reduction.

4.     Successful execution of new product launches, reducing time to market.

5.     Working capital improvement. Improve inventory turnover from 2009 level.

6.     Customer satisfaction improvement. Continuous improvement in product reliability, cost and technology leadership.

7.     Utilize Service P&L to identify opportunities for services growth and profit improvement. Develop new services offerings. Improve market share vs. third party offerings.

P. Collingwood	Senior Vice President, Worldwide Sales & Service

1.     Gain MOCVD market share by achieving increased bookings share.

2.     Accelerate the sales and services organization development to drive effectiveness and competitive advantage.

3.     Create a functional Field Services strategy that is aligned with the business units and delivers revenue growth while improving customer satisfaction.

4.     Make the numbers by delivering balanced bookings and revenues across all business units in all regions. Manage to cost metrics in sales & service operations worldwide.

5.     Follow through on personal development program to broaden skill set at the executive table.

M. Munch	Former Executive Vice President, Metrology & Instrumentation	1. Successful launch of new products programs with resultant gain in share. 2. Achieve profitability goals. 3. Improve working capital. 4. Lead successful divestiture of Metrology business.

J. Rein	Former Executive Vice President and Chief Financial Officer	1. Facilitate transition of Chief Financial Officer responsibilities to Mr. Glass.

An example of the award calculation under the 2010 MIP is provided below.

Name:	John Peeler, CEO
Base Salary:	$630,000
Total Management Bonus Plan Target:	$630,000	100%
Management Incentive Plan Target:	$472,500	75%

Initial Funding based on EBITA

Target Bonus		Funding %		Funding $
$472,500	x	200%	=	$945,000

Award Determination based on Revenue Growth, Bookings and Individual Performance Objectives

	Initial Funding		Weight		Award %		Award Result
Revenue Growth	$945,000	X	40%	x	150%	=	$567,000
Bookings	$945,000	X	20%	x	150%	=	$283,500
Individual Performance Objectives	$945,000	X	40%	x	100%	=	$378,000
				Total Bonus Award:			$1,228,500
				% of Target:			260%

Messrs. Peeler, Glass, Miller, Oates, Collingwood, Munch and Rein earned MIP awards for 2010 of $1,228,501, $466,847, $391,950, $466,473, $172,612, $289,575 (as pro-rated based on his separation in connection with the Metrology Sale), and $43,101 (as pro-rated based on his separation from the Company), respectively.

Management Profit Sharing Plan

In January 2010, the Committee also approved the 2010 Management Profit Sharing Plan.  Awards under the MPSP were earned when quarterly Company EBITA results were at least 5% of revenue for the period, in which case a pool comprised of 1.4% of EBITA (as determined in January 2010 based on the sum of the target profit sharing bonuses for all participants and planned 2010 EBITA) was funded.  Awards to participants were made from this pool in accordance with their target bonus.  The calculation used to determine the MPSP awards and an illustrative example are provided below.

Q3 2010 Results

Total Management Profit Sharing Plan Targets Q3 2010:	$455,371
Total Veeco Q3 2010 EBITA:	$98,587,000
Total Veeco Q3 2010 Revenue:	$308,974,000
EBITA as % of Revenue (>5%):	31.91%
Profit Sharing Pool (1.4% of EBITA):	$1,380,218
Profit Sharing % (profit sharing pool / profit sharing targets):	303.1%

Calculation Illustration:  J. Peeler

Base Salary:	$630,000
Total Management Bonus Target:	$630,000	100%
Management Incentive Plan Target:	$472,500	75%
Management Profit Sharing Plan Target:	$157,500	25%
Quarterly MPSP Target:	$39,375
Q3 2010 Profit Sharing %:	303.1%
Q3 Profit Sharing Award (Target x Profit Sharing %):	$119,346

Messrs. Peeler, Glass, Miller, Oates and Collingwood earned a total for 2010 of $400,614, $157,617, $121,415, $146,371 and $56,283, respectively. Mr. Rein earned a total of $6,333 for the first quarter of 2010. Dr. Munch earned a total of $78,846 for the first, second and third quarters of 2010. The Company’s 2010 quarterly EBITA (as a percentage of Company revenue) and the profit sharing award for each quarter (as a percentage of the target bonus) are set forth in the chart below.

	Q1	Q2	Q3	Q4
EBITA (as % of Revenue)	20.1%	27.0%	31.9%	34.9%
Award (as % of Target Bonus)	113.8%	220.2%	303.1%	385.7%

2010 Special Profit Sharing Plan

As discussed above, the Committee determined in February 2010 that bonus awards payable under the Company’s MIP might not properly reflect the business results or the contributions of certain employees for 2010.  As a result, the Committee approved the 2010 Special Profit Sharing Plan (the “SPSP”) to provide an additional incentive for such employees. Under the SPSP, a profit sharing pool was established for each bonus group.  The SPSP pool was funded by EBITA as defined below:

•      For MOCVD Participants:  1.25% of the EBITA between $94,147,000 and $116,147,000; and 0.7% of MOCVD EBITA in excess of $116,147,000

•      For Process Equipment Group Participants:  0.125% of the Process Equipment Group EBITA between $110,236,000 and $132,236,000; and 0.07% of the Process Equipment Group EBITA in excess of $132,236,000

•      For Corporate Participants:  1.1% of the Veeco Consolidated EBITA between $94,271,000 and $116,271,000; and 0.61% of the Veeco Consolidated EBITA in excess of $116,271,000.

The SPSP pool was divided by the sum of the annual bonus targets for participants to determine the individual award that each participant was entitled to receive.  One half of the bonus awarded under the SPSP to a participant is subject to a repayment requirement in the event the recipient terminates their employment prior to December 31, 2011.

SPSP awards were determined based on each participant’s annual MIP target bonus. The following table sets forth the SPSP awards as a percentage of the total annual target bonuses for each business unit:

Awards (as % of Target Bonus)
MOCVD	163.7%
Process Equipment Group (1)	54.5%
Veeco Consolidated (2)	58.9%

(1)  Based on the sum of the results for the Data Storage & MOCVD business unit.

(2)  Veeco Consolidated reflects the sum of the business units, plus certain corporate charges and adjustments.

Messrs. Peeler, Glass, Miller and Collingwood participated in the SPSP.  SPSP awards were distributed to Messrs. Peeler, Glass, Miller and Collingwood in proportion to each executive’s individual annual management bonus target of 100%, 70%, 60% and 30%, respectively.  Messrs. Peeler, Glass,

Miller and Collingwood earned a total, for 2010, of $371,343, $141,115, $328,988 and $52,176, respectively, for awards under the SPSP.

Sales Commission Plan

The Company’s Sales Compensation Plan provides eligible participants, including Mr. Collingwood, an opportunity to earn a cash bonus based on the achievement of sales objectives, or quotas.  Mr. Collingwood’s target bonus under the Sales Compensation Plan was 30% of his base salary.  Participants receive a commission for sales up to and in excess of 100% of the quota.  Commissions are earned at the time of revenue recognition and are paid within 60 days after the close of the quarter during which revenue is recognized.

In early 2010, Mr. Collingwood’s 2010 annual bookings quota of $752.7 million was established based on his responsibility for sales in all regions as the Senior Vice President of Worldwide Sales and Service.  This quota was pro-rated with the sale of Metrology, in Q4 2010, to $722.2 million.  His target commission was determined to be $85,000, based on 100% achievement of the quota at a rate of 0.011% (0.012% after metrology quota adjustment). Mr. Collingwood would earn commission at a rate of 0.055% for bookings over 100% of the quota (0.060% after Metrology quota adjustment).  Mr. Collingwood’s actual 2010 bookings were approximately $1,221 million, including Metrology for Q1-Q3.  In 2010, Mr. Collingwood earned a total of $77,867 in commissions based on bookings that were recognized as revenue in 2010 under the Sales Compensation Plan.  When the Company recognizes the revenue associated with the balance of such bookings, Mr. Collingwood will earn another $298,729.

One-Time Incentive Awards

Dr. William Miller

In January 2009, Dr. Miller assumed responsibility for the MOVCD business unit.  At the time, the Company determined that his salary was within a competitive range of the market and, as a result, did not increase his base salary.  In June 2009, the Company granted Dr. Miller a one-time performance-based cash incentive in the amount of $150,000, payable if the MOCVD business unit achieved $200 million in revenue in 2010.  Since 2010 revenue for the MOCVD business unit exceeded $200 million, Dr. Miller received such one-time incentive award in December 2010.

Dr. Mark Munch

As described above, on September 23, 2010, the Company entered into an agreement (the “Munch Agreement”) with Dr. Munch to provide certain retention and transaction incentives as a means of securing (i) Dr. Munch’s continued service to the Company through the sale of Metrology and (ii) his assistance with the transition and integration of the metrology business to Bruker and (iii) to provide Dr. Munch with a financial incentive to maximize the value of the transaction for Veeco and (iv) to provide Dr. Munch additional financial security during and after this period.

Pursuant to the terms of the Munch Agreement, Dr. Munch received a transaction incentive based on the value of the deal in the amount of $1,137,600.  Any outstanding and unvested equity awards held by Dr. Munch at the time of the Metrology Sale closing date (October 7, 2010) which had a vesting date on or prior to the first anniversary of the Metrology Sale closing date (or October 7, 2011) became vested.  He has a period of twelve months, not to exceed the original term of the stock option award, during which any outstanding, vested stock options may be exercised.  In addition, provided that (i) Dr. Munch accepts a Comparable Offer (as defined in the Munch Agreement) with Bruker, and (ii) he remains employed by Bruker for a period of at least six months following the Metrology Sale closing date, then on the six month anniversary of the closing date (or April 7, 2011), any remaining outstanding and unvested equity awards held by Dr. Munch at such time will become vested and any stock options will remain exercisable for a period of six months, not to exceed the original term of the stock option award.  On April 7, 2011, this condition was satisfied and the remaining outstanding and unvested equity awards held by Dr. Munch at that time became vested.

2011 Cash Bonus Plans

On January 26, 2011, the Committee approved the 2011 Management Bonus Plan (the “2011 MBP”), subject to approval of the stockholders.   The 2011 MBP consists of the Management Incentive Plan (the “2011 MIP”) and the Management Profit Sharing Plan (the “2011 MPSP”).  As in prior years, the 2011 MIP and the 2011 MPSP will constitute 75% and 25%, respectively, of each participant’s annual total target bonus.

2011 Management Bonus Plan

On January 26, 2011, the Committee approved the Veeco Instruments Inc. Management Bonus Plan (the “Bonus Plan”).  At the Annual Meeting, the stockholders will be asked to approve the Bonus Plan to permit the Company to use the Bonus Plan to increase stockholder value and to qualify the Bonus Plan under section 162(m) of Internal Revenue Code, thereby allowing the Company to deduct for federal income tax purposes compensation paid under the Bonus Plan. If stockholders do not approve the adoption of the Bonus Plan, it will not be adopted and the Company will not be able to pay awards under the Bonus Plan to individuals subject to section 162(m).  In that event, the Company may pay compensation under other arrangements, which may not be eligible for deductibility under section 162(m).

Under the Bonus Plan, for each performance period, the Committee will designate the employees eligible to participate in that performance period and for each participant also will establish:

•      a target award, expressed as a percentage of the participant’s base salary or a specific dollar amount; and

•      the performance goal or goals that must be achieved before an award actually will be paid to the participant.

The performance goals will require the achievement of objectives for one or more of the following measures: (1) share price, (2) earnings per share, (3) total stockholder return, (4) operating margin, (5) gross margin, (6) return on equity, (7) return on assets, (8) return on investment, (9) operating income, (10) net operating income, (11) pre-tax profit, (12) cash flow, (13) revenue, (14) expenses, (15) earnings before interest, taxes and depreciation, (16) economic value added, (17) market share, (18) net income, (19) personal goals, (20) sales, (21) improvements in capital structure, (22) earnings before interest, taxes and amortization, (23) budget comparisons, (24) controllable profits, (25) expense management, (26) improvements in capital structure), (27) profit margins, (28) operating or gross margin, (29) profitability of an identifiable business unit or product, (30) cash flow, operating cash flow, or cash flow or operating cash flow per share, (31) reduction in costs, (32) return on capital, (33) improvement in or attainment of expense levels or working capital level, (34) earnings before interest, taxes, depreciation and amortization, (35) bookings or orders, and (36) individual performance objectives. Performance goals may differ from participant to participant, performance period to performance period and from award to award.

Awards under the Bonus Plan (if any) will be determined based on actual future performance during performance periods designated by the Committee. As a result, future actual awards cannot now be determined.  On January 26, 2011, the Committee approved the target awards for the 2011 Bonus Plan, subject to the approval of the stockholders of the Bonus Plan.  The following table sets forth the target awards for the NEOs and other executives, employees and directors for 2011, based on the achievement of adjusted EBITA, revenue and booking levels, as well as individual performance goals.

Name of Individual or Group	Target Award ($)
John R. Peeler, Chief Executive Officer	630,000
David D. Glass, Executive Vice President and Chief Financial Officer	252,000
William J. Miller, Ph.D., Executive Vice President, Compound Semiconductor	201,000
Robert P. Oates, Executive Vice President, Data Storage	228,960
Peter Collingwood, Senior Vice President, Worldwide Sales and Service	88,519
Mark R. Munch, Ph.D., Former Executive Vice President, Metrology & Instrumentation	0
John F. Rein, Jr., Former Executive Vice President and Chief Financial Officer	0
All current executive officers, as a group	1,538,279
All employees who are not executive officers, as a group	4,627,529
All directors who are not executive officers, as a group	0

2011 Management Profit Sharing Plan

In accordance with the 2011 MPSP, the Committee approved a funding rate of 0.9% of EBITA (as determined in January 2011).  2011 MPSP awards, if any, will be paid quarterly when the Company’s quarterly EBITA results are at least 5% of revenue for the period.

Equity-Based Compensation

The Company generally believes that a substantial portion of an executive’s compensation should be awarded in equity since equity-based compensation is directly linked to shareholder interests.  The Company grants equity-based awards, such as stock options and restricted stock or restricted stock units (“restricted stock”), to the NEOs and certain other key employees to create a clear and meaningful alignment between compensation and shareholder return and to enable the NEOs and other employees to develop and maintain a stock ownership position in the Company.  Equity-based awards vest over time and are subject to the recipient’s continued employment and therefore act as a significant incentive for the employee to remain with the Company.

The Company uses a combination of stock option grants and restricted stock awards as elements of a cost effective long-term incentive compensation strategy.  Because stock options have value to the holder only if the Company’s stock price appreciates, the Committee believes that higher-level executives should receive a greater portion of long term incentive in the form of stock options. The Committee believes that restricted stock awards are an effective means for encouraging and creating stock ownership among the Company’s executives and key employees.

The Company considered several factors in the design of the 2010 annual equity award process.  In 2010, the Company determined the value of its stock options based on the Black-Scholes option valuation methodology to determine the equity awards made to executives, including the NEOs.  Restricted stock awards were valued at fair market value.  Long term incentive compensation guidelines based on the valuation methodology, denominated as a dollar value, were developed for each NEO and other executives.  The guideline value was then split between stock options and restricted stock awards with a designated ratio of options to restricted stock awards.

The number of stock options or restricted stock awards granted to each individual is based on several factors including, but not limited to, a fixed budget for awards of both stock options and restricted stock awards, the Company’s guidelines (as described above), the individual’s level of responsibility, past performance and ability to affect future Company performance and recent noteworthy achievements.  The Company also considers the Peer Group market data provided by Compensation Strategies and survey data provided by Radford (as discussed above) in determining the long term incentive compensation for each NEO and other executives.  The CEO applies these factors, in a review of each of his direct reports, and makes equity award recommendations to the Committee.  The CEO discussed the rationale for his recommendations with the Committee.  The Committee then approved a schedule setting forth all awards to all employees, on an individual-by-individual basis.

On January 18, 2010, the Committee made an initial hiring award to Mr. Glass and, on June 11, 2010, the Committee granted stock option and restricted stock awards to the named executive officers, as follows:

		Stock Options		Restricted Stock
Name	Date of Grant	Amount	Exercise Price	Amount	Exercise Price
David Glass	1/18/10	50,000	$32.58	25,000	$32.58
	6/11/10	15,000	$34.13	2,000	$34.13
William Miller	6/11/10	41,000	$34.13	7,000	$34.13
Robert Oates	6/11/10	11,700	$34.13	1,800	$34.13
Peter Collingwood	6/11/10	25,800	$34.13	3,500	$34.13

The Committee considered the following factors in determining the equity awards for each NEO.  In determining the award to Mr. Glass, the committee took into account his equity awards granted on January 18, 2010 (50,000 stock options and 25,000 shares of restricted stock, each at an exercise price of $32.58) as part of his employment as the Chief Financial Officer of the Company.  Although Mr. Glass would not typically have been considered eligible for an equity award in the 2010 grant process, the Company determined that a modest award, or half of what he would have received as an annual award, should be granted to recognize his performance and contributions to the Company during the first half of 2010.  The Committee also took into consideration that Mr. Glass would next be eligible for an equity grant in 2011, 18 months after his initial hiring grant).  Mr. Glass’ June 2010 restricted stock award is performance-based. Stock option awards and restricted stock grants to Mr. Peeler are discussed under “Compensation of the Chief Executive Officer” below.  Dr. Miller’s 2010 equity awards were determined taking into account his strong contributions to the MOCVD business unit and his promotion to Executive Vice President of Compound Semiconductor which, in addition to the MOCVD business unit, include responsibility for the Company’s Molecular Beam Epitaxy business unit.  Mr. Collingwood’s 2010 equity awards reflect his leadership of and contributions to the Company’s Sales and Service organization following his promotion in January 2010 to Senior Vice President, Worldwide Sales and Service.  Mr. Oates’ 2010 equity awards were determined such that, when taken together with the other elements of his compensation package and compared in the aggregate to market data for his role, his total direct compensation was considered to be competitive.

All of the stock options awarded in the 2010 equity award process were granted on June 11, 2010 (other than Mr. Glass’ new hire award, which was granted on January 18, 2010).  Stock option awards, including those granted in 2010, reflect an exercise price equal to at least fair market value on the date of grant, have a term of ten years from the date of grant (or, in the case of Mr. Glass’ new hire award, seven years from the date of grant) and, subject to the recipient’s continued employment, become exercisable over a three year period with one third of the award becoming exercisable on each of the first three anniversaries of the grant.  Restricted stock awards generally vest, and are no longer subject to risk of forfeiture, subject to the recipient’s continued employment, over a four year period with one third of the award vesting on the second anniversary of the grant and an additional one third of the award becoming exercisable on each of the next two anniversaries.  Except as otherwise set forth in the employment agreement between the Company and Mr. Peeler, restricted stock awards granted in June 2008 vest 100% on the fifth anniversary of the grant and are subject to accelerated vesting based on the achievement of certain two-year cumulative financial performance objectives, in which case one third of the award would have vested on February 9, 2010, the second third would have vested on January 1, 2011 and the final third would vest on January 1, 2012.  Based on 2008 and 2009 financial performance, the Company has determined that the vesting will not be accelerated under these provisions.  The Committee was concerned that the resulting five-year vesting schedule, coupled with the fact that most outstanding stock options were significantly underwater, would reduce the retention incentive of outstanding equity awards to the NEOs and other employees.  To address this concern, the Committee approved a three-year vesting schedule for the May 2009 restricted stock awards with one-third of each award vesting on each of the first three anniversaries of the date of grant, subject to the recipient’s continued employment.

The Committee typically approves annual equity awards at a scheduled meeting, held during the two month period following the annual meeting of stockholders and during an open trading window under the Company’s Securities Trading Policy.  The 2010 equity awards were approved by the Committee in accordance with this practice and the number of stock options and restricted shares awarded to each employee, including the NEOs, was determined on this date.  As with all equity awards, the stock option exercise price is the fair market value as in effect on the award grant date ($34.13 for stock options granted on June 10, 2010, and $32.58 for stock options granted to Mr. Glass on January 18, 2010).  The Committee has not granted, nor does it intend to grant, equity compensation to executives in anticipation of the release of material nonpublic or other information that could result in changes to the price of the Company’s stock.  Furthermore, the Committee has not “timed,” nor does it intend to “time,” the release of material nonpublic information based on equity award grant dates.

Benefits and Perquisites

The Company provides the benefits and perquisites to its executive officers that it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company provides a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar an eligible employee contributes, up to the lesser of 6% of such employee’s eligible compensation and $3,000.  The plan calls for vesting of Company contributions over the initial five years of a participant’s employment with the Company.  The Company also provides group term life insurance for its employees, including the NEOs.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the NEOs are included under the caption “All Other Compensation” in the Summary Compensation Table appearing in this Proxy Statement.  The Company also provides a car allowance for each of the NEOs.  Such amounts are included under the caption “Other Annual Compensation” in the Summary Compensation Table.  The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits, defined or supplemental pension benefits or deferred compensation arrangements.

The Company adopted, in early 2009, the Senior Executive Change in Control policy intended to provide specified executives, including Messrs. Oates, Munch, Kiernan and Collingwood, with certain severance benefits in the event that their employment is terminated under qualifying circumstances related to a Change in Control.  The Committee recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, and the Company wishes to ensure that the NEOs are not disincentivized from discharging their duties in respect of a proposed or actual transaction involving a change in control. Accordingly, the Company wanted to provide additional inducement for such NEOs to remain in the employ of the Company.  Before approving the policy, the Committee reviewed similar practices at peer companies and a tally sheet illustrating the value of the benefits provided to each covered employee under the policy.

Compensation of the Chief Executive Officer

Mr. Peeler’s compensation for 2010, which is consistent with the compensation objectives expressed herein and determined in connection with his hiring in 2007, was designed to successfully recruit him to, and retain him at, Veeco.  His package originally reflected compensation at his previous employer, including its efforts to retain him, and a review of the market data for CEO compensation.  The principal elements of Mr. Peeler’s compensation package includes:  (i) a base salary of $600,000 (which was increased to $630,000 in 2010, as discussed above); (ii) eligibility for an annual Management Incentive Plan award equal, at target, to 100% of his base salary; (iii) eligibility for a long-term cash incentive with an award at target equal to 75% of base salary, pro-rated for the first year of service; and (iv) a car allowance of $1,500 per month.  In addition, the Company agreed to reimburse Mr. Peeler’s reasonable housing expenses (prior to Mr. Peeler’s relocation to the Plainview, New York area), and related transportation expenses, including a tax gross-up for these amounts.  Such amounts, including the tax gross-up, shall not exceed $100,000.  The Company shall also reimburse Mr. Peeler an amount equal to closing costs on the sale and purchase of a home and movement/storage of household goods at such time as Mr. Peeler relocates to the Plainview, New York area.

Mr. Peeler received $390,644, representing 62% of his annual target bonus, under the 2010 SPSP.  Under the terms of the SPSP, awards were determined based on EBITA earned by each business unit.  Under the terms of the quarterly Management Profit Sharing Plan, Mr. Peeler received $42,683, $86,712, $119,346 and $151,877 for the first, second, third and fourth quarters of 2010, representing 113.8%, 220.2%, 303.1% and 385.7%, respectively, of his profit sharing target for the first, second, third and fourth quarters of 2010.  Profit-sharing awards were based solely on EBITA and revenue results.  Mr. Peeler received an additional $1,228,500, representing 260% of his Management Incentive Plan target. This amount was based on EBITA earned by the Veeco Consolidated business unit, as well as revenue growth and bookings achieved by the business unit, and a review of his performance against individual objectives.  His individual performance objectives included:  (i) developing a top-level strategy for the Company; (ii) developing the Company’s organization to improve effectiveness, setting the stage for improvements in growth, profitability and customer satisfaction; (iii) developing strategies and implementing plans for operational improvements.  The Committee evaluated Mr. Peeler’s performance in executive session and formulated and presented a recommendation to the full Board of Directors.  The Board approved this recommendation and 90% Mr. Peeler’s Management Incentive Plan award was paid in December 2011, with the remaining 10% to be paid on March 11, 2011.

On June 11, 2010, Mr. Peeler received a performance restricted stock unit award of 10,500 shares of Veeco common stock and was granted a stock option award to purchase 84,400 shares of Veeco common stock.  Mr. Peeler’s stock options have an exercise price equal to the fair market value on the date of grant and are subject to the same terms as the Company’s other stock options, as described above.  Mr. Peeler’s 2010 equity compensation was comprised of a combination of stock options and restricted stock equivalent to the value of Mr. Peeler’s target equity grant in accordance with the Company’s annual evaluation and grant of equity based compensation.

Under the terms of his employment agreement, Mr. Peeler was entitled to receive a living and transportation allowance payable for the first year of his employment, grossed up for taxes, not to exceed $100,000.  The actual expense associated with Mr. Peeler’s housing and transportation allowance for his first year of employment, including gross-up, was approximately $60,000. In May 2008, after determining that Mr. Peeler was not able to relocate to New York at that time, the Committee approved the extension of Mr. Peeler’s housing and transportation allowance arrangement for up to three (3)

additional years, during which time Mr. Peeler shall continue to have the right to relocate to New York with relocation assistance provided by the Company.

The Committee reviewed a tally sheet setting forth the components of compensation for Mr. Peeler, including base salary, annual and long-term incentive bonus, sign-on bonus, stock option and restricted stock grants, potential stock option and restricted stock gains, the dollar value to Mr. Peeler and cost to the Company of all perquisites and other personal benefits.  Based on its review, the Committee concluded that Mr. Peeler’s compensation, in the aggregate, is reasonable and appropriate in light of our desire to retain him, the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Compensation of the Chief Financial Officer

On January 5, 2010, Veeco announced that David D. Glass would join the Company as Executive Vice President and Chief Financial Officer, succeeding Mr. Rein, who announced his retirement from the Company in 2009.  In connection with his appointment, the Company entered into an agreement with Mr. Glass, effective January 18, 2010.  Pursuant to the terms of the agreement, Mr. Glass will be paid an annual base salary of $360,000.  He is eligible to participate in the Company’s Management Incentive Plan, with a target bonus of 70% of base salary; amounts payable under the plan will be pro-rated to reflect his actual start date for his first year of service.  Mr. Glass received a sign-on bonus in the gross amount of $150,000.  If his employment is terminated by the Company for Cause or by him without Good Reason (each as defined in the agreement) prior to the second anniversary of his start date, Mr. Glass will be obligated to reimburse the Company for the full amount of the sign-on bonus.

Mr. Glass received long term equity awards of restricted stock in the amount of 25,000 shares and stock options to purchase 50,000 shares were granted on his first day of employment.  The restricted stock will vest over four years, with one-third of the total award vesting on each anniversary of the date of grant, beginning with the second anniversary.  The stock options will vest over three years, with one-third of the options becoming exercisable on each of the first three anniversaries of the grant date.

Additionally, on June 11, 2010, Mr. Glass received a performance restricted stock unit award of 2,000 shares and was granted options to purchase 15,000 shares of Veeco common stock.  One third of these performance restricted stock awards will vest on each of the first, second and third anniversaries of the date of grant, provided, that designated performance criteria is achieved.  One third of these options vest on each of the first, second and third anniversaries of the date of grant.

Mr. Glass also received a car allowance of $700 per month and is eligible for relocation assistance to move him and his family from Exton, Pennsylvania to the Long Island, New York area as well as a temporary living allowance to assist him with duplicate housing costs for up to the first twelve months of his employment with Veeco.  Mr. Glass is also eligible for certain severance benefits in the event his employment is terminated by the Company without cause or by him for good reason, including 18 months of salary continuation and extended stock option exercise rights for 12 months following separation, not to exceed the expiration date of the option.  Mr. Glass has also been named as a participant in the Company’s Senior Executive Change in Control policy.

Financial and Tax Considerations

In designing our compensation programs, the Company takes into account the financial impact and tax effects that each element will or may have on the Company and the executives.  Section 162(m) of the Code limits Veeco’s tax deduction to $1,000,000 per year for compensation paid to each of the NEOs, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and key employees is essential to creating long-term shareholder value.  Offering a competitive, performance-based compensation program with a substantial equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of shareholders.  We believe that Veeco’s 2010 compensation program met these objectives and that the Company’s 2011 compensation program is appropriate in light of the challenges facing the Company and its employees.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Veeco specifically incorporates it by reference into a document file under the Securities Act or Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2010.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2011 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Richard A. D’Amore

Gordon Hunter

Roger D. McDaniel (Chairman)

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2010 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco, (c) each of the next three most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year, and (d) two additional officers of Veeco who were executive officers during 2010 but who were not serving as executive officers at the end of such year (the “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
John R. Peeler CEO	2010 2009 2008	621,923 580,231 600,000	— — —	358,365 441,000 874,000	1,516,668 1,563,924 945,000	2,000,461 1,004,858 435,547	126,283 68,471 93,255	4,623,700 3,658,484 2,947,802
David D. Glass EVP and CFO (6)	2010	339,231	—	882,760	1,068,550	765,478	279,431	3,335,450
William J. Miller, Ph.D. EVP, Compound Semiconductor (7)	2010	306,959	150,000	238,910	736,770	842,353	11,640	2,286,633
Robert P. Oates EVP, Data Storage	2010 2009 2008	381,600 376,102 381,600	— — 190,800	61,434 88,200 131,100	210,249 208,523 286,200	592,844 612,781 251,810	12,432 11,972 11,932	1,258,560 1,297,578 1,253,442
Peter Collingwood SVP, Worldwide Sales and Service (8)	2010 2009 2008	286,339 257,492 58,115	— — —	119,455 217,220 123,800	463,626 267,966 91,964	362,234 350,037 68,328	478,124 20,562 1,019	1,709,777 1,113,277 343,226
Mark R. Munch, Ph.D. Former EVP, Metrology & Instrumentation (9)	2010 2009 2008	258,923 325,693 284,308	— — 70,000	— 132,300 609,600	— 60,654 180,800	368,421 150,512 29,006	1,147,481 11,274 92,482	1,774,826 880,433 1,266,196
John F. Rein, Jr. Former EVP and CFO (10)	2010 2009 2008	41,806 391,557 397,420	— — 198,910	— 97,020 157,320	— 208,523 340,200	49,434 465,909 198,746	370,617 12,545 12,484	461,857 1,175,554 1,305,080

(1)          For 2008, reflects retention bonus and service recognition payments for Messrs. Oates and Rein and a discretionary bonus payment for Dr. Munch.  For 2010, reflects a special incentive bonus for Dr. Miller for achievement of a specified MOCVD revenue level in 2010.  All other bonuses were either performance-based bonuses pursuant to the Company’s Management Bonus Plan, Management Profit Sharing Plan or the Special Profit Sharing Plan, which are reflected under the column labeled “Non-Equity Incentive Plan Compensation,” or signing bonuses, which are reflected under the column labeled “All Other Compensation,” in accordance with SEC rules.

(2)          Reflects awards of restricted stock.  In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the stock awards.  The amounts shown relate to the following stock awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
2/5/2008	$15.24	M. Munch	40,000
6/12/2008	$17.48	J. Peeler	50,000
		W. Miller	4,500
		R. Oates	7,500
		J. Rein	9,000
10/6/2008	$12.38	P. Collingwood	10,000
5/18/2009	$8.82	J. Peeler	50,000
		W. Miller	11,000
		R. Oates	10,000
		P. Collingwood	11,000
		M. Munch	15,000
		J. Rein	11,000
6/18/2009	$12.02	P. Collingwood	10,000
1/18/2010	$32.58	D. Glass	25,000
6/11/2010	$34.13	J. Peeler	10,500
		D. Glass	2,000
		W. Miller	7,000
		R. Oates	1,800
		P. Collingwood	3,500

(3)          In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the option awards.  Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011 (the “Consolidated Financial Statements”).  The amounts shown relate to the following option awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
2/5/2008	$4.52	M. Munch	40,000
6/12/2008	$5.40	J. Peeler	175,000
		W. Miller	17,500
		R. Oates	53,000
		J. Rein	63,000
10/6/2008	$4.60	P. Collingwood	20,000
5/18/2009	$4.31	J. Peeler	150,000
		W. Miller	20,000
		R. Oates	20,000
		P. Collingwood	20,000
		M. Munch	25,000
		J. Rein	20,000
6/18/2009	$5.94	P. Collingwood	10,000
6/29/2009	$6.12	J. Peeler	150,000
		W. Miller	20,000
		R. Oates	20,000
		P. Collingwood	20,000
		M. Munch	25,000
		J. Rein	20,000
1/18/2010	$15.98	D. Glass	50,000
6/11/2010	$17.97	J. Peeler	84,400
		D. Glass	15,000
		W. Miller	41,000
		R. Oates	11,700
		P. Collingwood	25,800

(4)          Reflects profit-sharing and cash bonuses paid under the Company’s Management Profit Sharing Plan, Management Bonus Plan and Special Profit Sharing Plan and commissions.  Profit-sharing, bonuses and commissions listed for a particular year represent amounts earned with respect to such year even though all or part of such amount may have been paid during the first quarter of the following year.  These amounts are comprised of the following:

						Total Non-
						Equity
		Profit	Bonus	Special Profit		Incentive Plan
		Sharing Plan	Plan	Sharing Plan	Commissions	Compensation
Name	Year	($)	($)	($)	($)	($)
J. Peeler	2010	400,617	1,228,501	371,343		2,000,461
	2009	170,138	225,000	609,720		1,004,858
	2008	97,550	337,997			435,547
D. Glass	2010	157,516	466,847	141,115		765,478
W. Miller	2010	121,415	391,950	328,988		842,353
R. Oates	2010	146,371	446,473			592,844
	2009	64,925	85,860	461,996		612,780
	2008	37,225	214,585			251,810
P. Collingwood	2010	56,283	172,612	52,176	81,162	362,234
	2009	30,134	23,900	85,652	208,878	350,037
	2008		36,935			36,935
M. Munch	2010	78,846	289,575			368,421
	2009	56,145	74,250	20,117		150,512
	2008	29,006				29,006
J. Rein	2010	6,333	43,101			49,434
	2009	78,885	104,323	282,701		465,909
	2008	45,430	153,516			198,746

(5)          All Other Compensation for 2010 consists of car allowance, 401(k) matching contribution, premiums for group term life insurance, relocation\housing allowance, and, in the case of Mr. Glass, a sign-on award, in the case Mr. Collingwood, car lease payments and Veeco-funded tax payments, and, in the case or Mr. Rein, separation payments, as follows:

Name	Car Allowance \ Lease ($)	401(k) Matching Contribution ($)	Premium for Group Term Life Insurance ($)	Relocation \ Housing Allowance ($)	Sign-on and Transaction Incentive Awards ($)	Veeco- Funded Tax Payments ($)	Separation Payments ($)	Total Other Compensation ($)
J. Peeler	18,000	3,000	1,032	104,250				126,283
D. Glass	8,077	3,000	531	117,823	150,000			279,431
W. Miller	8,400	3,000	240					11,640
R. Oates	8,400	3,000	1,032					12,432
P. Collingwood	17,439		297	155,273		305,115		478,124
M. Munch	6,591	3,000	291		1,137,600			1,147,481
J. Rein	646	3,000	122				366,849	370,617

(6)          Mr. Glass joined Veeco as Executive Vice President and Chief Financial Officer on January 18, 2010.

(7)	Dr. Miller was appointed as an executive officer of Veeco during 2010. He was not an executive officer of Veeco during 2008 or 2009.

(8)

Mr. Collingwood joined Veeco as Vice President and General Manager for Veeco’s European operations on October 6, 2008. During 2008 and 2009, Mr. Collingwood was based in the Company’s United Kingdom office. Payments to Mr. Collingwood during 2008 and 2009 were originally denominated in Great Britain Pounds (GBP). Except where otherwise noted, the amounts paid to Mr. Collingwood reflected herein and throughout this Proxy Statement were converted into U.S. dollars at the rate of 0.6411 GBP = US$1.00 for 2009 and 0.5449 GBP = US$1.00 for 2008, which were the average exchange rates during 2009 and 2008, respectively. During 2010, he was based in the Company’s New York office and paid in United States dollars.

(9)	Dr. Munch joined Veeco as Executive Vice President, Metrology and Instrumentation on February 5, 2008. Dr. Munch left Veeco effective with the sale of Veeco’s Metrology business on October 7, 2010.

(10)	Mr. Rein left Veeco effective January 29, 2010.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each NEO during 2010 of stock options, shares of restricted stock and restricted stock units made under the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) and awards to Mr. Glass in January 2010 under the Company’s 2000 Stock Incentive Plan, as amended (the “2000 Plan”).  The option, restricted stock and restricted stock unit awards are also included in the Stock Awards and Option Awards columns of the Summary Compensation Table.  The options granted under the 2010 Plan have a ten-year life.  The options granted to Mr. Glass under the 2000 Plan have a seven-year life.  The options vest one third per year on each of the first, second and third anniversaries of the date of grant.  One third of the shares of restricted stock vest on each of the second, third and fourth anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.  In lieu of restricted stock awards granted in June 2010, Messrs. Peeler and Glass received performance restricted stock units.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Market
		Estimated Future Payouts			Number	Number of	or Base	Price on	Grant Date
		Under Non-Equity			of Shares	Securities	Price of	Date of	Fair Value of
		Incentive Plan Awards (1)			of Stock	Underlying	Option	Grant	Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh) (2)	($/Sh) (3)	Option Awards ($)
J. Peeler	6/11/2010				10,500				358,365
	6/11/2010					84,400	34.13		1,516,668
D. Glass	1/18/2010				25,000				814,500
	1/18/2010					50,000	32.58		799,000
	6/11/2010				2,000				68,260
	6/11/2010					15,000	34.13		269,550
W. Miller	6/11/2010				7,000				238,910
	6/11/2010					41,000	34.13		736,770
R. Oates	6/11/2010				1,800				61,434
	6/11/2010					11,700	34.13		210,249
P. Collingwood	6/11/2010				3,500				119,455
	6/11/2010					25,800	34.13		463,626
M. Munch	—	—	—	—	—	—	—		—
J. Rein	—	—	—	—	—	—	—		—

(1)   During 2010, the Company made awards under its annual Management Bonus Plan and Special Profit Sharing Plan.  These bonuses, which were earned during 2010 and paid during 2010 and the first quarter of 2011, are reflected in the Summary Compensation Table under the Column entitled Non-Equity Incentive Plan Compensation.  Aside from these awards, the Company did not grant long-term cash or other non-equity incentive plan awards.

(2)   The exercise price reflects the closing price of Veeco common stock on the trading day prior to the grant date, as provided under the terms of the 2010 Plan and the 2000 Plan.

(3)   Reflects the closing market price of Veeco common stock on the date of grant for dates, if any, on which the option exercise price was less than the closing price on the date of grant.  Under the 2010 Plan and 2000 Plan, option exercise prices are based on the closing price on the trading day immediately preceding the date of grant.  The date-prior closing price was originally chosen when the 2010 Plan and the 2000 Plan were adopted to facilitate administration of the plan, approval and issuance of awards and reporting of awards under applicable SEC rules.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain information as of December 31, 2010, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the NEOs.  The value of stock awards shown below is based upon the fair market value of the Company’s common stock on December 31, 2010, which was $42.96 per share.

	Option Awards				Stock Awards
		Number of			Number of	Market
	Number of	Securities			Shares or	Value of
	Securities	Underlying			Units of	Shares or
	Underlying	Unexercised			Stock That	Units of
	Unexercised	Options	Option		Have Not	Stock That
	Options (#)	(#) (1)	Exercise	Option	Vested	Have Not
Name	Exercisable	Unexercisable	Price ($)	Expiration Date	(#) (1)	Vested ($)
J. Peeler	83,334		20.74	6/30/2014	16,667	716,014
	58,333	58,334	17.48	6/11/2015	33,334	1,432,029
	50,000	100,000	8.82	5/17/2016	10,500	451,080
	50,000	100,000	12.36	6/28/2016
		84,400	34.13	6/10/2020
D. Glass		50,000	32.58	1/17/2017	25,000	1,074,000
		15,000	34.13	6/10/2020	2,000	85,920
W. Miller	1,000		18.11	6/7/2014	1,667	71,614
	3,334		16.37	11/8/2014	4,500	193,320
		5,834	17.48	6/11/2015	7,334	315,069
		13,334	8.82	5/17/2016	7,000	300,720
		13,334	12.36	6/28/2016
		41,000	34.13	6/10/2020
R. Oates	333	17,667	17.48	6/11/2015	7,500	322,200
	166	13,334	8.82	5/17/2016	6,667	286,414
	166	13,334	12.36	6/28/2016	1,800	77,328
		11,700	34.13	6/10/2020
P. Collingwood		6,667	12.38	10/5/2015	6,667	286,414
		13,334	8.82	5/17/2016	7,334	315,069
		6,667	12.02	6/17/2016	10,000	429,600
		13,334	12.36	6/28/2016	3,500	150,360
		25,800	34.13	6/10/2020
M. Munch		8,334	8.82	10/6/2011	13,334	572,829
		8,334	12.36	10/6/2011	5,000	214,800
J. Rein	—	—

(1)   The options which are not yet vested will vest one third per year on each of the first, second and third anniversaries of the date of grant.  The shares of restricted stock which are not yet vested will vest (i) with respect to awards granted in 2010, one third per year on each of the second, third and fourth anniversaries of the date of grant, (ii) with respect to awards granted in 2009, one third per year on each of the first, second and third anniversaries of the date of grant and (iii) with respect to awards granted in 2008, on the fifth anniversary of the date of grant, except for the award to Mr. Peeler, one third of which will vest on each of the first, second and third anniversaries of the date of grant in accordance with an agreement entered into in connection with his initial hiring, and the awards to Mr. Collingwood, one third of which vests on each of the second, third and fourth anniversaries of the date of grant in accordance with agreements entered into in connection with his initial hiring.  The June 2010 restricted stock awards to Messrs. Peeler and Glass, in the amounts of 10,500 and 2,000, respectively, were made in the form of performance restricted stock units (“PRSUs”).  If the designated performance criteria is met, then one third of these PRSUs will vest on the date on which the performance criteria is determined to have been met and one third will vest on each of the first and second anniversaries of such date.  The grant dates for the awards shown above which have not yet vested are as follows:

(the following table is part of footnote (1) to the Outstanding Equity Awards at Fiscal Year End table above)

	Option Awards			Stock Awards
	Number of
	Securities
	Underlying
	Unexercised	Option		Number of	Restricted
	Options	Exercise	Option	Shares That	Stock
	(#)	Price	Grant	Have Not	Grant
Name	Unexercisable	($)	Date	Vested (#)	Date
J. Peeler	58,334	17.48	6/12/2008	16,667	6/12/2008
	100,000	8.82	5/18/2009	33,334	5/18/2009
	100,000	12.36	6/29/2009	10,500	6/11/2010
	84,400	34.13	6/11/2010
D. Glass	50,000	32.58	1/18/2010	25,000	1/18/2010
	15,000	34.13	6/11/2010	2,000	6/11/2010
W. Miller	5,834	17.48	6/12/2008	1,667	11/9/2007
	13,334	8.82	5/18/2009	4,500	6/12/2008
	13,334	12.36	6/29/2009	7,334	5/18/2009
	41,000	34.13	6/11/2010	7,000	6/11/2010
R. Oates	17,667	17.48	6/12/2008	7,500	6/12/2008
	13,334	8.82	5/18/2009	6,667	5/18/2009
	13,334	12.36	6/29/2009	1,800	6/11/2010
	11,700	34.13	6/11/2010
P. Collingwood	6,667	12.38	10/6/2008	6,667	10/6/2008
	13,334	8.82	5/18/2009	7,334	5/18/2009
	6,667	12.02	6/18/2009	10,000	6/18/2009
	13,334	12.36	6/29/2009	3,500	6/11/2010
	25,800	34.13	6/11/2010
M. Munch	8,334	8.82	5/18/2009	13,334	2/5/2008
	8,334	12.36	6/29/2009	5,000	5/18/2009
J. Rein	—			—

Options Exercises and Stock Vested During 2010

The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Peeler	166,666	3,869,874	83,333	3,061,148
D. Glass	—	—	—	—
W. Miller	63,414	1,306,501	6,000	264,238
R. Oates	148,000	2,392,890	8,333	310,602
P. Collingwood	29,998	590,130	6,999	293,624
M. Munch	73,332	2,225,870	36,666	1,293,461
J. Rein	268,000	6,008,765	25,000	760,500

(1)   Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)
J. Peeler	40,018
D. Glass	—
W. Miller	2,775
R. Oates	3,853
P. Collingwood	1,352
M. Munch	15,943
J. Rein	9,211

Equity Compensation Plan Information

The Company maintains the Veeco 2010 Stock Incentive Plan (the “2010 Plan”) to provide for equity awards to employees, directors and consultants.  In the past, the Company had maintained certain other stock option plans, all of which have expired and/or been frozen and, as a result, no awards are available for future grant under such plans, although past awards under these plans may still be outstanding.  A brief description of each of these plans follows.

Plans Approved by Securityholders

The 2010 Plan was approved by the Board of Directors and by the Company’s stockholders in May 2010.  The 2010 Plan provides for the issuance of up 3,500,000 shares of Common Stock pursuant to stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalent rights (collectively, the “awards”).  As of December 31, 2010, there were 2,623,776 shares of Common Stock available for future issuance under the 2010 Plan.  The term of any award granted under the 2010 Plan shall be the term stated in the award agreement, provided, however, that the term of awards may not be longer than ten (10) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award and any deferral program the administrator of the 2010 Plan may establish in its discretion.

The Veeco 2000 Stock Incentive Plan, as amended (the “2000 Plan”), provided for the grant of up to 8,530,000 share-equivalent awards (either shares of restricted stock, restricted stock units or options to purchase shares of Common Stock).  Stock options granted pursuant to the 2000 Plan expire after seven years and generally become exercisable over a three-year period following the grant date.  In addition, the 2000 Plan provided for automatic annual grants of shares of restricted stock to each non-employee Director of the Company having a fair market value in the amount determined by the Compensation Committee from time to time.  The 2000 Plan expired on April 3, 2010.  As a result, no further awards are available for grant under the 2000 Plan and this plan cannot be used for future awards.  As of December 31, 2010, 1,933,623 awards were outstanding under the 2000 Plan.

The Veeco Amended and Restated 1992 Employees’ Stock Option Plan (as amended, the “1992 Plan”) provides for the grant to officers and key employees of options to purchase shares of Common Stock of the Company.  Stock options granted pursuant to the 1992 Plan become exercisable over a three-year period following the grant date and expire after ten years.  The 1992 Plan has been frozen and, as such, there are no stock options available for future grant under this plan.  As of December 31, 2010, 1,200 awards were outstanding under the 1992 Plan.

Plans Not Approved by Securityholders

In September 2001, the Company assumed certain stock option plans and agreements in connection with the acquisition of Applied Epi, Inc. (“Applied Epi”).  Stock options granted under these plans generally expire after ten years from the date of grant.  Options granted under two of the plans vest over three years and options granted under one of the plans vest immediately upon grant.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.  As of December 31, 2010, 9,272 awards were outstanding under the Applied Epi plans.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into an employment agreement or letter agreement with each of the NEOs other than Dr. Miller.  These agreements provide for the payment of severance and certain other benefits to the executive in the event (i) the executive’s employment is terminated by Veeco without “cause” (defined as specified serious misconduct), (ii) the executive resigns for “good reason” or (iii) in the case of Mr. Peeler, in the event of death or disability.  “Good reason” is defined in the employment and letter agreements as (a) a salary reduction, other than pursuant to a management-wide salary reduction program, (b) in the case of Messrs. Peeler and Oates, an involuntary relocation of the executive’s primary place of work by more than 50 miles from its then current location, (c) in the case of Mr. Peeler, an involuntary diminution in position, title, responsibilities, authority or reporting responsibilities; (d) in the case of Messrs. Peeler and Glass, a significant reduction, and, in the case of Mr. Oates, a material reduction, in total benefits available (other than a reduction affecting employees generally); and (e) in the case of Mr. Peeler, involuntarily ceasing to be a member of the Board.  The nature and extent of the benefits payable vary from executive to executive and, for Messrs. Oates and Collingwood, vary depending on whether the termination occurs in connection with or following a “change of control.”  The specific benefits payable to each individual under these agreements are described below.  Payment of these severance and other benefits is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the period in which executive is entitled to severance payments, as described below.  If the termination is for “cause” or by the executive without “good reason,” the severance obligations do not apply.  These agreements contain provisions intended to ensure that payments under the agreement comply with Section 409A of the Code.  Such provisions may have the effect of delaying or accelerating certain payments under the agreements.  The description of the employment agreements and letter agreements contained herein is a summary only.  Reference is made to the full text of these agreements which have been filed previously with the SEC.

Peeler Agreement.  The Company has entered into an employment agreement with Mr. Peeler dated July 1, 2007 and amendments thereto dated June 12, 2008 and December 31, 2008.  Under the agreement, in the event of a specified termination as described above, Mr. Peeler will be entitled to severance in an amount equal to 36 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year.  In addition, upon any such termination, (i) Mr. Peeler will have 36 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which are or become vested and are held by Mr. Peeler at the time of such termination, (ii) the vesting of any options which are held by the executive at the time of such termination will be accelerated, and (iii) the vesting of any shares of restricted stock held by Mr. Peeler at the time of such termination will be accelerated and restrictions with regard thereto shall lapse.  In addition, if Mr. Peeler elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Peeler would have paid had his employment not been terminated.

Glass Agreement.  The Company has entered into a letter agreement with Mr. Glass dated December 17, 2009.  Under the agreement, in the event of a specified termination as described above, Mr. Glass will be entitled to severance in an amount equal to 18 months of base salary.  In addition, upon any such termination, (i) Mr. Glass will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Glass at the time of such termination, and (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated.  In addition, if Mr. Glass elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Glass would have paid had his employment not been terminated.

Oates Agreement.  The Company has entered into a letter agreement with Mr. Oates dated October 31, 2005 and amendments thereto dated June 9, 2006, September 12, 2008 and December 31, 2008.  Under the agreement, in the event of a specified termination, Mr. Oates will be entitled to severance in an amount equal to 18 months of base salary and he will be entitled to a pro-rated bonus for the year in which the termination occurs, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, upon any such termination, (i) Mr. Oates will have 18 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Oates at the time of such termination, (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated and (iii) the vesting of any shares of restricted stock awarded on or after June 9, 2006 and which are held by Mr. Oates at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Oates will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Oates elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Oates would have paid had his employment not been terminated.

Collingwood Agreement.  The Company entered into a letter agreement with Mr. Collingwood effective January 1, 2010, in connection with his assignment at the Company’s headquarters office in Plainview, New York.  Under the agreement, in the event Mr. Collingwood’s employment is terminated by the Company without cause, Mr. Collingwood will be entitled to severance in an amount equal to 12 months of base salary.  In addition, both the Company and Mr. Collingwood are required to give the other three months’ notice should either party wish to terminate Mr. Collingwood’s employment, except in cases of gross misconduct or other fundamental breach of his obligations by Mr. Collingwood’s obligations, in which case the Company may terminate Mr. Collingwood’s employment with immediate effect.

Munch Agreement.  The Company entered into a letter agreement with Dr. Munch dated January 11, 2008 and an amendment thereto dated December 31, 2008.  In addition, in connection with the sale of the Metrology business to Bruker Corporation (“Bruker”), the Company entered into a letter agreement with Dr. Munch dated September 20, 2010 to provide certain retention and transaction incentives as a means of securing (i) Dr. Munch’s continued service to the Company through the sale of Metrology and (ii) his assistance with the transition and integration of the metrology business to Bruker and (iii) to provide Dr. Munch with a financial incentive to maximize the value of the transaction for Veeco and (iv) to provide Dr. Munch additional financial security during and after this period.  Dr. Munch separated from the Company on October 7, 2010 in connection with the sale of the Metrology business to Bruker.  Under the letter Agreement, Dr. Munch received a transaction incentive based on the value of the deal in the amount of $1,137,600.  Any outstanding and unvested equity awards held by Dr. Munch at the time of the Metrology Sale closing date (October 7, 2010) which had a vesting date on or prior to the first anniversary of the Metrology Sale closing date (or October 7, 2011) became vested.  He has a period of twelve months, not to exceed the original term of the stock option award, during which any outstanding, vested stock options may be exercised.  In addition, provided that (i) Dr. Munch accepts a Comparable Offer from Bruker, and (ii) he remains employed by Bruker for a period of at least six months following the Metrology Sale closing date, then on the six month anniversary of the closing date (or April 7, 2011), any remaining outstanding and unvested equity awards held by Dr. Munch at such time will become vested and any stock options will remain exercisable for a period of six months, not to exceed the original term of the stock option award.  A “Comparable Offer” is any offer of employment by Bruker that does not trigger the Good Reason provisions set forth in Veeco’s Senior Executive Change in Control Policy.

Rein Agreement.  On June 15, 2009, the Company announced Mr. Rein’s plans to retire from Veeco.  In exchange for agreeing to continue to serve as the Company’s chief financial officer until a successor was hired, the Company agreed to provide Mr. Rein with the severance benefits to which he would otherwise have been entitled in connection with his voluntary termination for good reason, as that term is defined in an employment agreement, dated April 1, 2003 and amendments thereto dated June 9, 2006, September 12, 2008 and December 31, 2008, between the Company and Mr. Rein.  Mr. Rein separated from Veeco on January 29, 2010.  Under the agreement, Mr. Rein received severance in an amount equal to 24 months of base salary and a pro-rated bonus for 2010.  In addition, (i) Mr. Rein has 24 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Rein at the time of such termination, (ii) the vesting of any options which were held by Mr. Rein at the time of such termination was accelerated, and (iii) the vesting of any shares of restricted stock held by Mr. Rein at the time of such termination was accelerated and the restrictions with regard thereto lapsed.  In addition, the Company will pay Mr. Rein an amount equal to 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following such termination.

Change in Control Policy.  Veeco has adopted a Senior Executive Change in Control Policy (the “Policy”) dated September 12, 2008 and amended December 23, 2008.  The Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco.  The Policy was implemented to ensure that the executives to whom the policy applies remain available to discharge their duties in respect of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive’s position with the Company or the surviving entity.  The policy was not adopted with any particular change in control in mind.  The policy applies to designated senior executives of Veeco (“Eligible Employees”), including Messrs. Glass, Miller, Oates and Collingwood.  The policy does not apply to Mr. Peeler.  Benefits under the Senior Executive Change in Control Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the employment and letter agreements described above.  The following description of the Senior Executive Change in Control Policy contained above is a summary only.  Reference is made to the full text of the policy which has been filed previously with the SEC.  The principal terms of the policy are:

(a)         Upon the consummation of a Change in Control (as defined in the policy), the vesting of all equity awards held by the Eligible Employee shall be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options.

(b)         If an Eligible Employee’s employment shall be terminated by the Company without Cause (as defined in the policy), or by the Eligible Employee for Good Reason (as defined in the policy), during the period commencing 3 months prior to, and ending 18 months following, a Change in Control, and subject to the Eligible Employee’s execution of a separation and release agreement in a form reasonably satisfactory to the Company:

(i)        The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 1.5;

(ii)       The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

(iii)      The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs.

Payment of the benefits described above is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive’s employment.

Potential Payments Upon Termination or Change-in-Control.  The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2010, other than Mr. Rein, who separated from the Company on January 29, 2010 and Dr. Munch, who separated from the Company on October 7, 2010.  For Mr. Rein and Dr. Munch, the table shows the separation amounts payable upon the specific triggering event on the relevant date of separation.  These amounts would be incremental to the compensation and benefit entitlements described above in this Proxy Statement that are not contingent upon a termination or change-in-control.  The amounts attributable to the accelerated vesting of stock options and restricted shares are based upon the fair market value of the Company’s common stock on December 31, 2010, which was $42.96 per share.  The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options
		Salary & Other	Accelerated Vesting of	Extension of Post-	Accelerated
		Continuing	Stock	Termination	Vesting of
		Payments	Options	Exercise	Stock
Name	Event	($) (1)	($) (2)	Period ($) (3)	Awards ($)	Total ($)
J. Peeler	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	2,260,020	8,705,602	3,765,880	2,599,123	17,330,625
D. Glass	Termination without Cause or resignation for Good Reason or upon Death or Disability	566,424	0	0	0	566,424
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,070,424	651,450	139,620	1,159,920	3,021,414
W. Miller	Termination without Cause or resignation for Good Reason	251,250	0	0	0	251,250
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	930,924	1,373,923	167,192	2,620,603	5,092,642
R. Oates	Termination without Cause or resignation for Good Reason	714,390	0	1,428	685,942	1,401,761
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,057,830	1,416,709	121,792	685,942	3,282,273
P. Collingwood	Termination without Cause or resignation for Good Reason	295,063	0	0	0	295,063
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	647,142	1,501,211	141,343	1,181,343	3,471,139
M. Munch (6)	Separation on October 7, 2010	0	270,147	23,668	650,822	944,636
J. Rein	Separation on January 29, 2010	973,663	1,520,030	852,776	795,500	4,141,969

(1)           Reflects salary continuation benefits and, where provided under the applicable employment agreement or Change in Control Policy, pro-rated bonus and COBRA subsidy (or, in the case of Mr. Rein, 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following termination).  Pro-rated bonus amounts assume 6 months of bonus at 100% of target performance.

(2)           Reflects the spread, or in-the-money value, as of December 31, 2010 (or October 7, 2010 and January 29, 2010, in the case of Dr. Munch and Mr. Rein), of options to purchase Veeco common stock which would vest upon the specified event where provided under the applicable employment agreement or Change in Control Policy.  Does not include the value of out-of-the-money options or options which vested prior to the specified event.  As of December 31, 2010, the closing price of Veeco common stock was $42.96 per share

(and as of October 7, 2010 and January 29, 2010, it was $35.50 and $31.82, respectively).  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of unvested stock options held by the NEO as of December 31, 2010.

(3)           Reflects the increase in value of the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, as compared to the value of the spread at December 31, 2010 (or October 7, 2010 and January 29, 2010, in the case of Dr. Munch and Mr. Rein), of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, where provided under the applicable employment agreement or Change in Control Policy, and assuming that the price of Veeco common stock appreciates at a rate of 5% per annum from the closing price on December 31, 2010, which was $42.96 per share (or from the closing prices on October 7, 2010 and January 29, 2010, which were $35.50 and $31.82, respectively, in the case of Dr. Munch and Mr. Rein).  Does not include the value of out-of-the-money options.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of vested and unvested stock options held by the NEO as of December 31, 2010.

(4)           The agreement for Mr. Peeler does not distinguish between Change of Control and non-Change of Control scenarios.

(5)           As used in the Senior Executive Change in Control Policy, “Change in Control” is defined to mean the case where:

(i)            any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)           any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)          a majority of the members of Veeco’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco’s Board prior to the date of the appointment or election; or

(iv)          any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions.  However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)          A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)           An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)           A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)          An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

(6)           The separation amounts for Dr. Munch do not include the transaction incentive of $1,137,600 paid to Dr. Munch based on the value of the Metrology sale to Bruker.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 25, 2011 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of Veeco, (iii) each NEO, and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Common Stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned (1)			Percentage of Total Shares
	Shares	Options	Total	Outstanding (1)
5% or Greater Stockholders:
BlackRock, Inc. (2)	5,714,293	—	5,714,293	14.1%
Kleinheinz Capital Partners, Inc. (3)	2,269,500	—	2,269,500	5.6%
Paulson & Co. Inc. (4)	2,228,000	—	2,228,000	5.5%
The Vanguard Group (5)	2,191,326	—	2,191,326	5.4%

Directors:
Edward H. Braun	—	50,000	50,000	*
Richard A. D’Amore	69,436	20,000	89,436	*
Joel A. Elftmann	29,068	10,000	39,068	*
Thomas Gutierrez	2,495	—	2,495	*
Gordon Hunter	3,095	—	3,095	*
Roger McDaniel	14,500	—	14,500	*
John R. Peeler	146,511	241,667	388,178	*
Peter J. Simone	10,735	—	10,735	*

Named Executive Officers:
John R. Peeler	146,511	241,667	388,178	*
David D. Glass	25,000	16,666	41,666	*
William J. Miller, Ph.D.	21,501	11,001	32,502	*
Robert P. Oates	22,021	7,331	29,352	*
Peter Collingwood	—	6,667	6,667	*
Mark R. Munch, Ph.D.	18,334	16,668	35,002	*
John F. Rein, Jr.	85	—	85	*
All Directors and Executive Officers as a Group (14 persons)	378,385	384,583	762,968	1.9%

*                                         Less than 1%.

(1)                                  A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options.  Shares owned include awards of restricted stock from the Company, whether or not vested.   Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)                                  Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 10, 2011.  The address of this holder is 40 East 52nd Street, New York, New York  10022.

(3)                                  Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 14, 2011.  The address of this holder is 301 Commerce Street, Suite 1900, Fort Worth, Texas  76102.

(4)                                  Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 15, 2011.  The address of this holder is 1251 Avenue of the Americas, New York, New York  10020.

(5)                                  Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 10, 2011.  The address of this holder is 100 Vanguard Boulevard, Malvern, Pennsylvania  19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2010 all Section 16(a) filing requirements were satisfied on a timely basis, except that Dr. Munch inadvertently failed to report the surrender of common stock to Veeco to satisfy tax withholding obligations due upon the vesting of restricted stock on February 5, 2010.  This transaction was reported on February 12, 2010.

APPENDIX A

VEECO MANAGEMENT BONUS PLAN

SECTION 1
BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date.  The Plan is effective as of January 26, 2011, subject to approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2011 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan.  The Plan is intended to increase stockholder value and the success of the Company by motivating key employees (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to the performance of the Company and its individual business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to any Company or Affiliate sponsored plans.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.7 “Company” means Veeco Instruments Inc., a Delaware corporation, or any successor thereto.

2.8 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under section 162(m) of the Code.

2.9 “Disability” means “disability” as defined under the long-term disability policy of the Company or the Company affiliate to which the Participant provides services regardless of whether the Participant is covered by such policy.  If the Company or the Company affiliate to which the Participant provides service does not have a long-tem disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days.

2.10 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11 “Fiscal Year” means the fiscal year of the Company.

2.12 “Individual Objectives” means quantifiable objectively determinable goals set by the Committee that will measure the individual’s performance of his or her overall duties to the Company which may include, without limitation, any enumerated Performance Goal, measures related to long-term strategic plans, and measures related to succession plans.

2.13 “Maximum Award” means, as to any Participant, for any 12-month period within or constituting a Performance Period, $10 million.  The Maximum Award shall be prorated for any Performance Period consisting of fewer than twelve (12) months.

2.14 “Participant” means, as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.15 “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.16 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (1) share price, (2) earnings per share, (3) total stockholder return, (4) operating margin, (5) gross margin, (6) return on equity, (7) return on assets, (8) return on investment, (9) operating income, (10) net operating income, (11) pre-tax profit, (12) cash flow, (13) revenue, (14) expenses, (15) earnings before interest, taxes and depreciation, (16) economic value added, (17) market share, (18) net income, (19) personal goals, (20) sales, (21) improvements in capital structure, (22) earnings before interest, taxes and amortization, (23) budget comparisons, (24) controllable profits, (25) expense management, (26) improvements in capital structure), (27) profit margins, (28) operating or gross margin, (29) profitability of an identifiable business unit or product, (30) cash flow, operating cash flow, or cash flow or operating cash flow per share, (31) reduction in costs, (32) return on capital, (33) improvement in or attainment of expense levels or working capital level, (34) earnings before interest, taxes, depreciation and amortization, (35) bookings or orders, and (36) Individual Objectives.  The performance criteria may be applicable to the Company or an Affiliate as a whole or a segment of the Company or an Affiliate.  In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals for the Performance Period.  Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the Performance Goals in order to prevent the dilution or enlargement of a Participant’s rights with respect to an award.  The Performance Goals may differ from Participant to Participant and from award to award.

2.17 “Performance Period” means any period of time which does not exceed three Fiscal Years, as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than three Performance Periods at any one time.

2.18 “Plan” means the Veeco Instruments Inc. Management Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

2.19 “Shares” means shares of the Company’s common stock.

2.20 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

2.22 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants.  The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Committee, in its sole discretion, may also designates as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period.  Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals.  The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards.  The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed his or her Maximum Award.

3.5 Date for Determinations.  The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

3.6 Determination of Actual Awards.  After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment.  Subject to Section 3.6, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the applicable Performance Period.

4.3 Form of Payment.  Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in Shares of restricted stock, restricted stock units, options and/or other stock awards granted under one of the Company’s stock plans. The number of Shares of restricted stock, restricted stock units, options and/or other stock awards granted shall be determined in the sole and absolute discretion of the Committee and generally shall be determined by dividing the cash amount foregone by either (i) an average of the fair market value of a Share over a period of time prior to the date of grant of the restricted stock, restricted stock units, options and/or other stock awards, (ii) the fair market value of a Share on the date that the cash payment otherwise would have been made, or (iii) an option pricing model determined by the Committee (e.g., Black-Scholes), rounded up to the nearest whole number of Shares. For this purpose, “fair market value” shall have the same meaning as provided by the applicable Company stock plan under which the award shall be granted. Any restricted stock, restricted stock units, options or other stock awards so awarded may be subject to such additional vesting conditions, including specifically additional Performance Goals, as determined by the Committee. The number of Shares of restricted stock and/or restricted stock units granted pursuant to this Section 4.3 may be increased or decreased if such new award is granted by the Committee subject to Performance Goals and such increase or decrease otherwise meets all the performance-based compensation requirements of section 162(m) of the Code.

4.4 Payment in the Event of Death or Disability.  If a Participant dies, or is determined to have a Disability, prior to the payment of an Actual Award that was scheduled to be paid to him or her prior to death, or the determination of a Disability, for a prior Performance Period, the award shall be paid, in the case of death, to his or her designated beneficiary (in accordance with Section 6.6) or, if no such beneficiary has been designated, to his or her estate, and in the case of Disability, to the Participant or any other person authorized under applicable law.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator.  The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) bifurcate the Plan and treat Participants differently as provided by Section 8.1, (f) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (g) interpret, amend or revoke any such rules.

5.3 Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under section 162(m) of the Code and only to the extent consistent with the rules and regulations of the principal securities market on which the Company’s securities are listed or qualified for trading.

SECTION 6
GENERAL PROVISIONS

6.1 Tax Withholding.  The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

6.2 No Effect on Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation.  No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Participation in this Plan shall not give any Employee the right to participate in any other benefit, stock or deferred compensation plan of the Company or any Affiliate.

6.4 Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6 Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7 Nontransferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8 Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination.  The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan.  The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board’s or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1 Section 162(m) Conditions; Bifurcation of Plan.  It is the intent of the Company that the Plan and the awards paid under the Plan to Participants who are or may become persons whose compensation is subject to section 162(m) of the Code, satisfy any applicable requirements of section 162(m) of the Code. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of section 162(m) of the Code are only applicable to Participants whose compensation is subject to section 162(m) of the Code.

8.2 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.3 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4 Requirements of Law.  The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.5 Governing Law.  The Plan and all awards shall be construed in accordance with and governed by the laws of the State of New York, but without regard to its conflict of law provisions.

8.6 Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

*     *     *     *     *

VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY 11803

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Peeler and David D. Glass, or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco (the “Company”) to be held on May 19, 2011 at 9:30 a.m. (New York City time) at One Jericho Plaza, Jericho, New York  11753 and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting or any adjournment or postponement thereof.

The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. IF NOT OTHERWISE SPECIFIED BY THE STOCKHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE, FOR A THREE-YEAR FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF

VEECO INSTRUMENTS INC.

MAY 19, 2011

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW, “FOR” PROPOSALS 2, 4 AND 5 AND FOR A THREE YEAR FREQUENCY.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. Election of three Class II directors
NOMINEES:	Thomas Gutierrez	☐
	Gordon Hunter	☐
	Peter J. Simone	☐

	INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the box next to each nominee you wish to withhold, as shown here: ☒	FOR ALL NOMINEES ☐		WITHHOLD AUTHORITY FOR ALL NOMINEES ☐	FOR ALL EXCEPT (See instruction) ☐

	PROPOSAL 2. Approval of the advisory vote on executive compensation.	FOR ☐		AGAINST ☐	ABSTAIN ☐

	PROPOSAL 3. The frequency of holding an advisory vote on executive compensation.	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

	PROPOSAL 4. Approval of the Veeco Management Bonus Plan.	FOR ☐		AGAINST ☐	ABSTAIN ☐

	PROPOSAL 5. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.	FOR ☐		AGAINST ☐	ABSTAIN ☐

Transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box below and indicate your new address in the address space provided.  Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

New address:

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.